Exhibit 3.1

DATED AS OF

[●], 2025

CARTIGA, LLC

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

THE INTERESTS CREATED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR HAVE THEY BEEN REGISTERED WITH THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON CERTAIN EXEMPTIONS FROM REGISTRATION IN SUCH STATES. THE INTERESTS CREATED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD OR TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT AND IN A TRANSACTION WHICH IS EITHER EXEMPT FROM REGISTRATION UNDER SUCH ACTS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACTS.

TABLE OF CONTENTS

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SCHEDULE A	UNITHOLDERS, ADDRESSES, CAPITAL CONTRIBUTIONS AND PERCENTAGE INTEREST

APPENDIX A	PROFITS, LOSSES, TAX AND OTHER ALLOCATIONS

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THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF CARTIGA, LLC, a Delaware limited liability company (the “Company”), is made and entered into as of [●], 2025 (the “Effective Date”), by and among each Person listed as a Unitholder (as defined herein) on Schedule A (as amended from time to time as provided herein) and each Person who may from time to time become a party to this Agreement in accordance with the terms of the Agreement and the Acts. Each capitalized term utilized in this Agreement shall have the meaning ascribed to such term in ARTICLE II except as otherwise expressly set forth herein.

WHEREAS, the Company was formed on April 25, 2019 pursuant to, and in accordance with, the Delaware Limited Liability Company Act (6 Del. C. §§ 18-101 et seq.), as amended from time to time (the “Delaware Act”), by an authorized person, by the filing of a Certificate of Formation of the Company with the Secretary of State of the State of Delaware, which Certificate of Formation was amended on March 23, 2022;

WHEREAS, in connection with the Company’s formation, the Limited Liability Company Agreement of the Company, dated as of April 25, 2019, was adopted (the “Original Agreement”);

WHEREAS, the Company operates a multi-product specialty finance platform focused primarily on consumer pre-settlement advances, law firm lending and receivables financing and litigation and legal receivables asset-based lending;

WHEREAS, Melodeon Capital Partners, LP, a Delaware limited partnership (the “Investment Manager”), is serving as the investment manager of the Company pursuant to the terms of the Investment Management Agreement and in such capacity is providing asset management services to the Company, subject to oversight by the Manager, and is entitled to receive management fees from the Company in accordance with the terms of the Investment Management Agreement;

WHEREAS, the then Members and the Company made and entered into that certain Amended and Restated Limited Liability Company Agreement (the “First Restated Agreement”), dated August 5, 2019, which amended and restated the Original Agreement in its entirety;

WHEREAS, the Company is a party to that certain Business Combination Agreement, dated as of August 22, 2025, by and among Alchemy Investments Acquisition Corp 1, a Cayman Islands exempted company limited by shares, Cartiga Holdings, Inc., a Delaware corporation (“PubCo”), Alchemy Merger Sub, LLC, a Delaware limited liability company, the Company and Halle Benett (the “Business Combination Agreement”);

WHEREAS, pursuant to the transactions contemplated in the Business Combination Agreement (the “Reorganization”), effective at the Effective Date, and in accordance with Section 13.01 of the First Restated Agreement, the members, as a result of the Reorganization, desire to amend and restate in its entirety the First Restated Agreement;

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NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree to continue the Company as a limited liability company under the Delaware Act and that the First Restated Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I
FORMATION

Section 1.01          Formation. The Company was formed on April 25, 2019, by having its Certificate of Formation filed with the Secretary of State of Delaware in accordance with the provisions of the Delaware Act.

Section 1.02          Name. The name of the Company is “Cartiga, LLC” and all business of the Company shall be conducted in such name or, in the discretion of the Manager, under any other name.

Section 1.03          Place of Business. The principal office and place of business of the Company is located at 400 Park Avenue, 12th Floor, New York, New York 10022.

Section 1.04          Registered Office; Registered Agent; Principal Office. The Company’s registered office shall be at the office of its registered agent, FileJet, Inc., at 300 Delaware Avenue, Suite 210F, Wilmington, New Castle County, Delaware. The registered office and registered agent may be changed from time to time pursuant to the Delaware Act.

Section 1.05          Term. The term of the Company commenced on the date the Certificate of Formation was filed with the Secretary of State of Delaware and shall continue indefinitely until dissolved in accordance with the provisions of this Agreement.

ARTICLE II
DEFINITIONS

Section 2.01          Definitions. In addition to the terms defined in Appendix A, the following terms have the definitions hereinafter indicated whenever used in this Agreement with initial capital letters:

“Affiliate”: Means with respect to a Person, any Person directly or indirectly controlling or controlled by or under common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement”: Means this Second Amended and Restated Limited Liability Company Agreement of Cartiga, LLC, as it may be amended, restated, supplemented or modified from time to time.

“Arizona Feeder”: Means Melodeon Arizona LBS Fund LP, a Delaware limited partnership.

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“ASRS”: Means Arizona State Retirement System, which initially owned 100% of the limited partner interests in Arizona Feeder.

“Bankruptcy”: Means for purposes of this Agreement, the institution by a referenced Person of a voluntary case in bankruptcy, or the voluntary taking advantage by a referenced Person of any bankruptcy or insolvency Law, or the entry of an order, judgment or decree by a court of competent jurisdiction of such Person as bankrupt or insolvent, or the filing by such Person of any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, Law or regulation, or the filing by such Person of any answer admitting (or the failure by such Person to make a required responsive pleading to) the material allegations of a petition filed against such Person in any such proceeding or the seeking or consenting to or acquiescence in the judicial appointment of any trustee, fiscal agent, receiver or liquidator of such Person or of all or any substantial part of its properties and other assets or, if within 90 days after the commencement of an involuntary case or action against such Person seeking any bankruptcy, reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, Law or regulation, such case or action shall not have been dismissed or all orders in proceedings thereunder affecting the operations or the business of such Person stayed, or if the stay of any such order or proceeding thereafter shall be set aside, or, if within 90 days after the judicial appointment, without the consent or acquiescence of such Person, of any trustee, fiscal agent, receiver or liquidator of such Person or of all or any substantial part of its properties and other assets or the insolvency of such Person, such appointment shall not have been vacated, or the making by such Person of a general assignment for the benefit of creditors or the admission in writing by such Person that its assets are insufficient to pay its liabilities as they come due.

“BBA”: Means Subchapter C of Chapter 63 of the Code, as amended from time to time, and the temporary and final Regulations thereunder, including any subsequent amendments, successor provisions or other binding guidance thereunder, any non-binding guidance thereunder that the Company or the Company Representative, as applicable, chooses to follow (in its sole discretion, exercised in good faith), and any equivalent provisions for state, local or non-U.S. tax purposes.

“Benefit Plan Investor”: Means each of (i) an “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Title I of ERISA, (ii) a “plan” within the meaning of and subject to Section 4975 of the Code or (iii) any person or entity whose assets are deemed to include the assets of any such “employee benefit plan” or “plan” by reason of the Plan Assets Regulations or otherwise for purposes of Section 406 of ERISA or Section 4975 of the Code.

“Business Combination Agreement”: Shall have the meaning ascribed to it in the recitals to this Agreement.

“Business Day”: Means any day other than a Saturday, a Sunday or a day on which banks located in New York, New York are required or authorized to be closed for the conduct of regular non-automated banking business.

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“Business Lines”: Means the Company’s three core business lines comprising (i) Consumer Pre-Settlement Advances, (ii) Law Firm Lending and Receivables Financing, and (iii) Litigation and Legal Receivables Asset-Based Lending.

“Capital Account”: Means an account maintained by the Company for each Unitholder as provided in Section 4.03 of this Agreement.

“Capital Contribution”: Means, unless otherwise expressly provided in this Agreement, with respect to each Unitholder, the total amount of money contributed (or deemed to have been contributed) by such Unitholder to the Company pursuant to the terms of this Agreement, as set forth on Schedule A attached hereto as amended from time to time in accordance with the terms of this Agreement (including, in the case of any holder of a Profits Interest, the aggregate amount of any Waiver Contribution Amounts with respect to such holder).

“Cayman Blocked Feeder”: Means Melodeon LBS Cayman Fund LP, a Cayman Islands exempted limited partnership.

“Certificate of Formation”: Means the Certificate of Formation of Legal Business Services, LLC, as filed with the Secretary of State of Delaware on April 25, 2019, as amended from time to time.

“Code”: Means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor statutory provisions.

“Common Unitholder”: Means a Unitholder that holds Common Units.

“Common Units”: Means the common units of limited liability company interest of the Company or its replacement or successor.

“Company”: Means Cartiga, LLC, a Delaware limited liability company.

“Company Counsel”: Shall have the meaning ascribed to such term in Section 14.12(b).

“Company Entity”: Means each of the Company, each Subsidiary and Holdco.

“Company Item”: Shall have the meaning ascribed to such term in Section 11.02(a).

“Company Proceeding”: Shall have the meaning ascribed to such term in Section 11.02.

“Company Representative”: Shall have the meaning ascribed to such term in Section 11.02(b).

“Consumer Pre-Settlement Advances”: Means advances made to individual plaintiffs engaged in litigation and contractually repayable from the expected settlement proceeds of the underlying litigation claim.

“Current Income”: Means cash distributions of net income by the Company, other than resulting from any sale, exchange, transfer, disposition, realization, refinancing, restructuring, of all or any part of the Company or its subsidiaries and, for the avoidance of doubt, excluding any distributions of the Company’s income in excess of net income for the applicable period.

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“D&O Insurance”: Shall have the meaning ascribed to such term in Section 6.07(b).

“D&O Insured Parties”: Shall have the meaning ascribed to such term in Section 6.07(b).

“Delaware Act”: Shall have the meaning ascribed to such term in the recitals to this Agreement.

“Delaware Blocked Feeder”: Means Melodeon LBS DE I Holdco Fund LP, a Delaware limited partnership.

“Delaware Feeder”: Means Melodeon LBS DE III Fund LP, a Delaware limited partnership.

“Designated Individual”: Shall have the meaning ascribed to such term in Section 11.02.

“Due Date”: Shall have the meaning ascribed to such term in Section 5.03(c).

“Effective Date”: Shall have the meaning ascribed to such term in the preamble to this Agreement.

“ERISA”: Means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute.

“ERISA Unitholder”: Means any Unitholder that is or is deemed to be a Benefit Plan Investor and has notified the Manager in writing of the same, and any other Unitholder to the extent that the Manager has agreed to treat such Unitholder as an ERISA Unitholder.

“Excess Organizational Expenses”: Shall have the meaning ascribed to such term in Section 4.07(d).

“Exchange Act”: Means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute, and all rules and regulations promulgated thereunder.

“Exchange Agreement”: Means that certain Exchange Agreement by and among PubCo, the Company and the Unitholders from time to time party thereto, dated as of the date hereof, pursuant to which such Unitholders shall have the right to exchange their Units for stock in PubCo, pursuant to the terms and conditions set forth therein.

“Feeder Partner”: Means each partner, shareholder, member, or the functional equivalent thereof with respect to each Feeder Vehicle, as applicable.

“Feeder Vehicle”: Means an investment vehicle organized for the purpose of investing, directly or indirectly, in the Company, including Delaware Blocked Feeder, Arizona Feeder, Delaware Feeder, Cayman Blocked Feeder, Legacy Owners’ Feeder, and Holdco, as applicable.

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“Feeder Vehicle Agreement”: Means, with respect to a Feeder Vehicle, the limited partnership agreement or other operative agreement for that Feeder Vehicle.

“FINRA”: Means the Financial Industry Regulatory Authority, Inc.

“First Restated Agreement”: Shall have the meaning ascribed to such term in recitals to this Agreement.

“Fiscal Year”: Means the taxable year of the Company, which currently ends on September 30 of each calendar year.

“Holdco”: Means Melodeon LBS Holdco2 LP, a Delaware limited partnership that intends to be taxed as a corporation.

“Imputed Underpayment”: Shall have the meaning ascribed to such term in Section 11.02(g).

“Indemnified Party”: Means (a) the Manager, each Officer and employee of the Company, each director, officer and employee of any Subsidiary and Holdco, and each equityholder, officer, employee, or agent of the Manager, (b) Melodeon GP and its Affiliates, the Investment Manager and their respective members, officers, directors, shareholders, partners, managers, employees, advisors, agents, and representatives, and (c) ASRS, Affiliates of ASRS to whom Arizona Feeder Transfers any Interests, and their respective members, officers, directors, shareholders, partners, managers, employees advisors, agents, and representatives.

“Interest”: Means the ownership interest of a Unitholder in the Company at any particular time, including the right of such Unitholder to any and all benefits to which such Unitholder may be entitled as provided in this Agreement and under applicable Law, together with the obligations of such Unitholder to comply with all the terms and provisions of this Agreement and applicable Law. There may be one of more classes or series of Interests. Initially, the Interests shall be Common Units.

“Investment Company Act”: Means the U.S. Investment Company Act of 1940, as amended from time to time, or any successor statute and all rules and regulations promulgated thereunder.

“Investment Expenses”: Shall have the meaning ascribed to such term in the Feeder Vehicle Agreements.

“Investment Management Agreement”: Means the Investment Management Agreement between (among others) the Company and the Investment Manager, dated as of July 25, 2019, pursuant to which the Investment Manager will be entitled to received management fees from the Company for investment management services as described therein.

“Investment Management Fee”: Shall have the meaning ascribed to such term in Section 4.07(a).

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“Investment Management Fee Base”: Means the aggregate amount of the Feeder Partners’ Net Adjusted Capital Contributions (as such term is defined in the Feeder Vehicle Agreements), except that, for this purpose, (i) any Current Income distributed by a Feeder Vehicle to a Feeder Partner pursuant to Section 5.02(A)(i) of the applicable Feeder Vehicle Agreement (providing for distributions to the Feeder Partners constituting a return of their Capital Contributions) on or before August 5, 2024 shall not count as distributions to such Feeder Partner (and for the avoidance of doubt shall be disregarded) for purposes of subclause (i) within the definition of “Net Adjusted Capital Contributions” in that Feeder Vehicle Agreement, and (ii) from and after August 5, 2024, all Current Income distributed to such Feeder Partner pursuant to Section 5.02(A)(i) of such Feeder Vehicle Agreement since the date of the First Restated Agreement shall be counted for purposes of subclause (i) within the definition of “Net Adjusted Capital Contributions” in that Feeder Vehicle Agreement.

“Investment Manager”: Shall have the meaning ascribed to such term in recitals to this Agreement.

“Investments”: Shall have the meaning ascribed to such term in Section 4.07(e).

“IRS”: Means the U.S. Internal Revenue Service, a branch of the U.S. Treasury Department.

“Law”: Means any applicable U.S. federal, state, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or other legally binding requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental authority (including all statutes and other Laws amending, consolidating or replacing the existing Laws).

“Law Firm Lending and Receivables Financing”: Means loans and advances made to law firms.

“LawCash”: Means Plaintiff Funding Holding, Inc.

“Legacy Owners’ Feeder”: Means Melodeon LBS Legacy Owners Fund LP, a Delaware limited partnership.

“Litigation and Legal Receivables Asset-Based Lending”: Means loans and advances secured by legal claims and related fees and other receivables, including those secured by contingent fee receivables related to existing class action lawsuits; provided that the Company shall not be engaged in the business of lending or financing in connection with securities litigation class action lawsuits or marketing efforts to aggregate class members in anticipation of a class action lawsuit.

“Look-Through Basis”: Means, for purposes of calculating the direct or indirect percentage ownership of any holder of Common Units on a look-through basis, such holder will be deemed to own the sum of (a) the Common Units held by such holder directly in the Company and (b) a percentage of any Common Units held by any Feeder Vehicle in which such holder is a Feeder Partner determined by dividing the unreturned capital contributions of such holder in such Feeder Vehicle by the unreturned capital contributions of all Feeder Partners in such Feeder Vehicle. The sum of the Common Units in clause (a) and (b) above will be compared to the total number of Common Units of the Company outstanding as of the calculation date to determine such holder’s direct or indirect percentage ownership of Common Units on a look-through basis.

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“Manager”: Means PubCo.

“Melodeon GP”: Means Melodeon LBS GP, LLC, a Delaware limited liability company.

“Net Asset Value”: Means the total assets of the Company and its Subsidiaries as of the last day of the most recent fiscal quarter for which financial statements of the Company are available, minus, without duplication, the aggregate liabilities of the Company and its Subsidiaries as of the last day of the most recent fiscal quarter for which financial statements of the Company are available, in each case calculated in accordance with U.S. GAAP and as adjusted by the Manager in good faith to reflect any events, circumstances or occurrences subsequent to the last day of such fiscal quarter.

“Non-Public Information”: Shall have the meaning ascribed to such term in Section 14.13(a).

“Notice”: Shall have the meaning ascribed to such term in Section 14.14(a).

“OFAC”: Means the Office of Foreign Assets Control.

“Officers”: Shall have the meaning ascribed to such term in Section 7.01.

“Organizational Expenses”: Shall have the meaning ascribed to such term in the Feeder Vehicle Agreements.

“Original Agreement”: Shall have the meaning ascribed to such term in recitals to this Agreement.

“Payment Date”: Shall have the meaning ascribed to such term in Section 5.03(c).

“Percentage Interest”: Means, as of any given time, as to any Unitholder, a fraction, expressed as a percentage, equal to the amount of the Capital Contributions of such Unitholder (including any deemed Capital Contributions) divided by the aggregate Capital Contributions of all Unitholders (including any deemed Capital Contributions), as set forth on Schedule A attached hereto as amended from time to time in accordance with the terms of this Agreement (including any deemed Capital Contributions, such as Waiver Contribution Amounts).

“Person”: Means any individual, Company, corporation, limited liability company, limited partnership, trust or other entity.

“Prime Rate”: On any day shall mean the annual rate of interest for such day published by The Wall Street Journal, Eastern Edition, as the “U.S. Prime Rate” and, if not published by The Wall Street Journal, then the rate of interest announced as its prime lending rate by JPMorgan Chase Bank N.A., as in effect from time to time.

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“Profits” and “Losses”: Means, respectively, for each Fiscal Year or other period, the Company’s taxable income or loss for such Fiscal Year or other period, determined in accordance with Code § 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code § 703(a)(1) shall be included in taxable income or loss), adjusted as follows:

(a)            any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b)            in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation (as defined in Appendix A) for such Fiscal Year or other period;

(c)            any items that are specially allocated pursuant to Section 2.3 of Appendix A shall not be taken into account in computing Profits or Losses;

(d)            any expenditures of the Company described in Code § 705(a)(2)(B) (or treated as such under Regulations § 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses shall be deducted from such U.S. taxable income or loss;

(e)            in the event the Gross Asset Value of any Company asset is adjusted in accordance with paragraph (B) of the definition of Gross Asset Value in Appendix A, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such Company asset for purposes of computing Profits or Losses;

(f)            gain or loss resulting from any disposition of any Company asset with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Gross Asset Value of the assets disposed of (or financed or refinanced, as applicable), notwithstanding the fact that the adjusted tax basis of such Company asset differs from its Gross Asset Value; and

(g)            an allocation of Company Profits or Losses to a Unitholder shall be treated as an allocation to such Unitholder of the same share of each item of income, gain, loss and deduction that has been taken into account in computing such Profits or Losses.

Profits and Losses shall be further determined and adjusted in accordance with the Regulations issued under Section 704 of the Code.

“Profits Interest” Shall have the meaning ascribed to such term in Section 4.07(c).

“Prohibited Person”: Means any one or more of the following: (a) any Person: (i) that is itself (and/or that any direct or indirect owner of an interest in such Person is): (A) currently identified on the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar sanctions list maintained by OFAC pursuant to any authorizing statute, executive order or regulation; and/or (B) a Person with whom a citizen of the United States is prohibited from engaging in transactions, by any trade embargo, economic sanction, or other prohibition of United States Law, regulation or Executive Order of the President of the United States; or (ii) in which a Person described in clause (a)(i) has an interest of any nature whatsoever (whether directly or indirectly) with the result that the investment in it is prohibited by Law or that this Agreement is in violation of Law; and/or (b) any Person whose funds have been derived, in whole or in part, from any unlawful activity with the result that the investment in it is prohibited by Law or that this Agreement is in violation of Law.

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“PubCo”: Shall have the meaning ascribed to such term in the recitals to this Agreement.

“Regulations”: Means the regulations of the U.S. Treasury Department promulgated under the Code.

“Regulatory Allocations”: Shall have the meaning ascribed to such term in Section 2.3(H) of Appendix A.

“Reorganization”: Shall have the meaning ascribed to such term in the recitals to this Agreement.

“Rules”: Shall have the meaning ascribed to such term in Section 14.12(b).

“Securities Act”: Means the U.S. Securities Act of 1933, as amended from time to time, or any successor statute, and all rules and regulations promulgated thereunder.

“Subsidiary” or “Subsidiaries”: Means with respect to any Person, any other Person (which is not an individual) of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

“Target Businesses Purchase Agreement”: Means that certain Unit and Asset Purchase Agreement, dated on or about August 5, 2019, by and among the Company, as the buyer, Westbury Management Group LLC, as the company, Plaintiff Funding Holding, Inc., as the asset seller, the “Unitholders” party thereto and the “Representative” party thereto.

“Transfer”: Means a sale, assignment, transfer or other disposition (including a synthetic transfer), or pledge, hypothecation or other encumbrance, of an Interest or beneficial ownership thereof, in each case, directly or indirectly.

“Unit”: Means a unit representing a fractional part of the limited liability company interests of the Unitholders and shall include all types and classes of Units, including the Common Units and any other Units authorized by the Manager pursuant to Section 4.02 hereof.

“Unitholder”: Means each member listed on Schedule A hereto (as amended from time to time) and any other member admitted to the Company in accordance with the terms of this Agreement, and including, for the avoidance of doubt, any person who owns a Profits Interest.

“Waived Fee Notice”: Shall have the meaning ascribed to such term in Section 4.07(b).

“Waiver Contribution Amount”: Shall have the meaning ascribed to such term in Section 4.07(c).

“Waiver Substitution Amount” Shall have the meaning ascribed to such term in Section 4.07(c).

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“Withholding and Income Taxes”: Shall have the meaning ascribed to such term in Section 5.03(a).

ARTICLE III
PURPOSE AND BUSINESS

Section 3.01          Business. The Company was formed to engage in a multi-product specialty finance business focused on its Business Lines. The Company may also engage in any lawful business whatsoever, or which shall at any time appear conducive to or expedient for the protection or benefit of the Company and its assets, as determined by the Manager. The Company shall have all powers necessary to or reasonably connected with the Company’s business which may be legally exercised by a limited liability company under the Delaware Act or which are necessary, customary, convenient or incident to the realization of its business purpose.

ARTICLE IV
COMPANY INTERESTS AND CAPITAL

Section 4.01          Unitholders. Set forth on Schedule A is a current list of (i) the full name of each Common Unitholder, (ii) the Common Unitholder’s number of Units, (iii) the Common Unitholder’s Capital Account as of the date of this Agreement, and (iv) the Common Unitholder’s Percentage Interest. The current Percentage Interest held by each member shall be determined and computed by the Manager and set forth in the books and records of the Company. In all events, the sum of all Percentage Interests shall total 100%. The Manager from time to time shall amend Schedule A to show the current Percentage Interests held by the members.

Section 4.02          Interests; Authorized Units.

(a)            From time to time following the Effective Date, the Manager may cause the Company to issue such additional Interests, in the form of Units, as the Manager may deem appropriate, at any time or from time to time, to the Unitholders or to other Persons, on such terms and conditions and for such consideration established by the Manager in its sole and absolute discretion. Interests may be issued from time to time in one or more classes or series, with such designations, preferences and rights, powers and duties as are fixed by the Manager. The Manager, in so fixing the designations, preferences, rights, power and duties of any class or series of Interests, may, subject to the terms of this Agreement, designate such Interests as “Common Units”, “Preferred Units”, or any other designation and may specify such Interests to be senior, junior, or pari passu with any Interests then outstanding or to be issued thereafter and the voting rights of such Interests. The Manager may increase the number of authorized Interests in any then-existing class or series. The Manager may cause the Company to redeem or repurchase any Interest. Upon due authorization of issuances of Interests, the Manager is hereby authorized to take all actions (including amending or amending and restating the terms of this Agreement) that it deems reasonably necessary or appropriate in connection with the authorization, designation, creation and issuance of Interests and the fixing of the designations, preferences and rights applicable thereto, and designations, preferences and rights of any new class or series of Interests relative to the designations, preferences and rights governing any other series or classes of Interests. The Unitholders acknowledge and agree that any such amendment in connection with a duly authorized issuance of Interests that is approved by the Manager in accordance with the terms hereof may modify (if, and to the extent, necessary to effect any such issuance of Interests) the distribution, tax allocation and other provisions of this Agreement, subject to compliance with Section 13.01 and the other terms set forth herein. Nothing in this Agreement shall prohibit the Company from issuing Interests for less than fair market value if the Manager concludes in good faith that such issuance is in the best interest of the Company and the Unitholders.

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(b)            Issuance of Additional PubCo Shares. In the event that PubCo shall issue additional shares of PubCo stock, (i) the Company shall issue additional Units to PubCo in such a number as to preserve the ratio existing between (A) the number of shares of issued and outstanding PubCo stock to (B) the number of Units held by PubCo, and (ii) PubCo shall contribute to the Company any consideration, net of expenses of issuance, received by PubCo for the issuance of these shares. It is the intention of the Company and of PubCo that, at all times, PubCo shall hold a number of Units equal to the number of issued and outstanding shares of PubCo stock. The Company shall issue additional Units to PubCo or cancel outstanding Units held by PubCo in such a manner that, at all times, PubCo shall hold a number of Units equal to the number of issued and outstanding shares of PubCo stock. For the avoidance of doubt, this Section 4.02(b) shall not apply to the issuance and distribution to holders of PubCo stock of rights to purchase PubCo stock under a “poison pill” or similar shareholders rights plan (and upon any redemption of Units for PubCo stock, such PubCo stock will be issued together with a corresponding right under such plan), or to the issuance under PubCo’s employee benefit plans of any warrants, options, other rights to acquire PubCo stock or rights or property that may be converted into or settled in PubCo stock, but shall in each of the foregoing cases apply to the issuance of PubCo stock in connection with the exercise or settlement of such rights, warrants, options or other rights or property.

(c)            Changes in PubCo. The Company shall issue additional Units or cancel outstanding Units as reasonably necessary to reflect changes in the outstanding stock ownership of PubCo, including stock issuances, stock splits, reverse stock splits, stock dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the PubCo Class A Common Stock after the date of this Agreement. In all events, PubCo shall hold a number of Units equal to the number of shares of issued and outstanding stock of PubCo. Any net consideration received by PubCo in such transactions will be contributed by PubCo to the Company.

(d)            Uncertificated Interests. Unless determined by the Manager, Interests shall not be in certificated form.

Section 4.03          Capital Account.

(a)            The Company shall maintain a Capital Account in accordance with the following provisions for each Unitholder (and any other Person who acquires an Interest):

(i)            To each Unitholder’s Capital Account there shall be credited the amount of cash contributed by such Unitholder, the initial Gross Asset Value of any other asset contributed by such Unitholder to the capital of the Company (net of liabilities secured by such contributed assets that the Company assumes or takes subject to), such Unitholder’s distributive share of Profits, the amount of any Company liabilities assumed by the Unitholder or secured by distributed assets that such Unitholder takes subject to and any other items in the nature of income or gain that are allocated to such Unitholder pursuant to Appendix A; and

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(ii)           To each Unitholder’s Capital Account there shall be debited the amount of cash distributed to the Unitholder, the Gross Asset Value of any Company asset distributed to such Unitholder pursuant to any provision of this Agreement (net of liabilities secured by such distributed assets that such Unitholder assumes or takes subject to), such Unitholder’s distributive share of Losses and any other items in the nature of expenses or losses that are allocated to such Unitholder pursuant to Appendix A.

(b)            In the event that a Unitholder’s Interest or a portion thereof is transferred within the meaning of Regulations § 1.704-1(b)(2)(iv)(f), the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the Interest or portion thereof so transferred.

(c)            In the event that the Gross Asset Value of Company’s assets are adjusted, as contemplated in paragraph (B) of the definition of “Gross Asset Value” in Appendix A, the Capital Accounts of the Unitholders shall be adjusted to reflect the aggregate net adjustments as if the Company sold the relevant assets for their fair market values and recognized gain or loss for U.S. federal income tax purposes equal to the amount of such aggregate net adjustment.

(d)            The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations § 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.

Section 4.04          Withdrawal of Capital Contributions. Except as otherwise expressly provided in this Agreement or another agreement with the Company pursuant to which a Unitholder becomes a Unitholder in the Company or by law, (a) no Unitholder shall have the right to withdraw or reduce its Capital Contributions, or to demand and receive assets other than assets distributed by the Company in accordance with the terms hereof in return for its Capital Contributions, (b) no Unitholder shall have the right to receive any interest on its Capital Contributions or distributions from the Company, and (c) any return of Capital Contributions to the Unitholders shall be solely from Company assets.

Section 4.05          Restoration of Negative Capital Accounts. Subject to Section 8.02, at no time during the term of the Company or upon dissolution and liquidation thereof or thereafter shall a Unitholder with a negative balance in its Capital Account have any obligation to the Company or the other Unitholders to restore such negative balance, except as may be required by non-waivable provisions of applicable Law or as otherwise specified in an agreement between the Company and such Unitholder.

Section 4.06          No Preemptive Rights. No Person shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Interest from the Company.

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Section 4.07          Investment Management Fees.

(a)            Subject to Section 4.07(b), the Investment Manager or an Affiliate thereof shall be paid an annual investment management fee (the “Investment Management Fee”) by the Company. The Investment Management Fee shall be paid monthly in arrears as of the last Business Day of the applicable month. Each installment of the Investment Management Fee shall be due and payable at an annual rate equal to 1.0% of the Investment Management Fee Base, subject to adjustment pursuant to Sections 4.07(d), 4.07(e) and 4.07(f). No portion of any installment of the Investment Management Fee shall be refundable once paid.

(b)            In addition to the reductions of the Investment Management Fee described in Section 4.07(d), Section 4.07(e), and Section 4.07(f), the Investment Management Fee shall be reduced by an amount equal to the amount of the Investment Management Fee that the Investment Manager has irrevocably elected to waive in a written notice (a “Waived Fee Notice”) delivered to the Company and the Feeder Vehicles on or prior to December 31 of each calendar year in respect of the following twelve-month period beginning January 1. Such Waived Fee Notice shall (i) identify in reasonable detail the aggregate amount of Investment Management Fee to which the Waived Fee Notice applies as well as the specific payments of Investment Management Fee which shall be reduced pursuant to such Waived Fee Notice, (ii) apply only to items of the Investment Management Fee that have not been earned as of the date of such Waived Fee Notice and that would otherwise be payable under the provisions of Section 4.07(a) subsequent to the date that such Waived Fee Notice is provided for the Company, and (iii) apply only to amounts of the Investment Management Fee payable after giving effect to any reduction of the Investment Management Fee pursuant to Section 4.07(d) and Section 4.07(e).

(c)            Pursuant to a Waived Fee Notice, the Investment Manager shall be required to specify whether the Investment Manager or its Affiliate is electing to receive (i) in substitution for such portion of the Investment Management Fee, special allocations of Profits pursuant to Section 2.2 of Appendix A and corresponding distributions from the Company with respect thereto pursuant to Section 5.02(b)(i) (a “Waiver Substitution Amount”), or (ii) special allocations of Profits pursuant to Section 2.2 of Appendix A and corresponding distributions from the Company with respect thereto pursuant to Section 5.02(b)(ii) (a “Waiver Contribution Amount”). It is the intention of the parties of this Agreement that special allocations pursuant to Section 2.2 of Appendix A and distributions pursuant to Section 5.02(b) that are attributable to a Waiver Contribution Amount or Waiver Substitution Amount, be implemented in a manner consistent with the granting to the Investment Manager or its Affiliate of a separate “profits interest” with respect to each Waiver Contribution Amount or Waiver Substitution Amount (each a “Profits Interest”). During any twelve-month period, the sum of (x) Waiver Contribution Amounts in respect of such twelve-month period and (y) Waiver Substitution Amounts in respect of such twelve-month period shall not exceed the aggregate amount of Investment Management Fee installments paid or payable during such twelve-month period (including those installments within the twelve-month period as may be reasonably anticipated by the Investment Manager in its sole discretion). In no event shall the Waiver Contribution Amounts set forth in the Waived Fee Notices, in the aggregate, exceed the maximum amount permissible under Section 4.01(B) of the Feeder Vehicle Agreements.

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(d)            Except as otherwise provided in this Agreement, the Feeder Vehicles will pay, or reimburse the Investment Manager or its Affiliates for its payment of, all Organizational Expenses (up to an aggregate amount since the date of the Original Agreement of $2 million) (any excess over such amount, “Excess Organizational Expenses”); provided that, notwithstanding the provisions of Section 4.07(a), the Investment Management Fee shall be reduced dollar-for-dollar by the Excess Organizational Expenses. The Excess Organizational Expenses paid by the Feeder Vehicles shall not exceed the cumulative aggregate amount by which the Investment Management Fee is reduced pursuant to this Section 4.07(d). If any such fees or expenses exceed the amount by which previous installments of the Investment Management Fee have been reduced, the excess shall be carried forward for offset against future installments of the Investment Management Fee. If, upon liquidation of the Company, the amount of Organizational Expenses paid by the Feeder Vehicles exceeds the amount by which the payment of the Investment Management Fee has been reduced pursuant to this Section 4.07(d), distributions and contributions shall be made on account of such excess as provided in the Feeder Vehicle Agreements.

(e)            Except for any fees authorized, acknowledged or approved in accordance with this Agreement, the Company shall use to offset or deduct from the next installment of the Investment Management Fee payable by the Company to the Investment Manager under this Agreement, the amount of any fees (including director fees, breakup fees and fees for advisory, consulting, monitoring or other similar services) actually paid by third parties to the Investment Manager or its Affiliates arising from the Company’s or its Subsidiaries’ investments or activities (“Investments”) or potential Investments; provided, that, if any Person invests or had proposed to invest in an Investment or potential Investment with the Company or any of its Subsidiaries, then the Company shall only be entitled to a portion of such fees in an amount equal to the proportionate amount which the Company or its Subsidiaries have or would have, as the case may be, invested in the Investment or activity or unconsummated transaction. The Investment Manager and its Affiliates may elect to retain, and not remit to the Company, such fees in which case the amount of any such fees retained by the Investment Manager or its Affiliates shall be applied by the Investment Manager to offset, pay or reserve for the payment of Investment Expenses (or to repay any credit facility drawdowns used to pay the same) or deducted from the next installment of the Investment Management Fee payable by the Company to the Investment Manager under this Agreement; provided, that no such reserves shall be permitted for this purpose unless the related Investment Expense are due and payable as of the date of such reserve or reasonably expected to become due and payable within 60 days thereof. If any such fees exceed such next installment of the Investment Management Fee payable by the Company to the Investment Manager, the excess shall be carried forward for offset against future installments of the Investment Management Fee payable. To the extent any such fees have not been set off against the Investment Management Fee payable by the Company to the Investment Manager under this Agreement prior to the liquidation of the Company, such excess fees shall be remitted to the Company by the Investment Manager immediately prior to liquidation and distributed to the Unitholders in accordance with Section 5.02(a).

(f)            Notwithstanding anything to the contrary herein, the Investment Manager may, in its sole discretion, waive, reduce or otherwise modify all or any portion of the obligation of a Unitholder to bear or make Capital Contributions in respect of the Investment Management Fee or any Waiver Contribution Amount; provided, that, if the Investment Manager elects to waive any such amount in respect of a Unitholder, the Investment Management Fee shall be reduced by the same amount.

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ARTICLE V
PROFITS, LOSSES AND DISTRIBUTIONS

Section 5.01          Allocation of Profits and Losses. Profits and Losses shall be allocated as set forth in Appendix A hereto.

Section 5.02          Distributions.

(a)            Distributions shall be made to the Unitholders at the times and in the amounts determined by the Manager; provided, however, that the Manager, on behalf of the Company, shall not make a distribution to any Unitholder on account of the Interest of such Unitholder in the Company if such distribution would violate Section 18-607 of the Delaware Act or any other applicable Law or any provision of this Agreement. In determining the amount of funds, if any, to distribute pursuant to this Section 5.02, the Manager may consider such factors as the need to allocate funds to any reserves for Company contingencies or any other Company purposes that the Manager reasonably deems necessary or appropriate. Subject to Section 5.02(b), any distributions made by the Company to holders of any class or series of Units will be made on a pro rata basis to the Unitholders of such class or series, in proportion to the number of Units held (directly or indirectly) by each such holder.

(b)           (i)            With respect to a Profits Interest that is received by the Investment Manager or its Affiliates in connection with a Waiver Substitution Amount under Section 4.07(c)(i), the Investment Manager or its Affiliate, as applicable, shall be entitled to distributions under this Section 5.02(b)(i) with respect to such Profits Interest to the extent that Profits have been allocated to the Investment Manager or its Affiliate pursuant to Section 2.2 of Appendix A with respect to such Profits Interest, including any amounts so allocated in connection with a final dissolution of the Company; provided, that such distributions shall be made (x) only after the Unitholders have received distributions under Section 5.02(a) in an amount equal to their aggregate Capital Contributions and (y) no earlier than such time as such item of the Investment Management Fee would otherwise have been paid.

(ii)           Subject to the next sentence, with respect to a Profits Interest that is received by the Investment Manager or its Affiliate in connection with a Waiver Contribution Amount under Section 4.07(c)(ii), the Investment Manager or its Affiliate, as applicable, shall be entitled to receive distributions under this Section 5.02(b)(ii) with respect to such Profits Interest in the same amounts as the Investment Manager would have received pursuant to Section 5.02(a) and ARTICLE X, if the Investment Manager owned Units that it had acquired in exchange for a Capital Contribution equal to the Waiver Contribution Amount, with the price per Unit for such Units so deemed acquired being equal to (a) the aggregate Capital Contributions that have been made to the Company, divided by (b) the number of Units outstanding, in the case of (a) and (b), as determined immediately prior to the delivery of the Fee Waiver Notice with respect to such Waiver Contribution Amount. Notwithstanding the preceding sentence, the Investment Manager or its Affiliate, as applicable, shall be entitled to receive a distribution that constitutes a return of its notional capital contribution of the Waiver Contribution Amount only (x) after the Unitholders have received distributions under Section 5.02(a) in an amount equal to their aggregate Capital Contributions and (y) to the extent that Profits have been allocated to the Investment Manager or its Affiliate, as applicable, pursuant to Section 2.2 of Appendix A with respect to such Waiver Contribution Amount, including any amounts so allocated in connection with a final dissolution of the Partnership; it being understood that the distributions that otherwise would be made to the Investment Manager or its Affiliate, as applicable, pursuant to this Section 5.02(b)(ii) in respect of a Profits Interest received in connection with a Waiver Contribution Amount shall be reduced as necessary, in order to give effect to this sentence. To the extent the Investment Manager or its Affiliate, as applicable, does not receive a distribution pursuant to this Section 5.02(b)(ii) with respect to a Waiver Contribution Amount, the Investment Manager or its Affiliate, as applicable, shall be entitled to a distribution pursuant to this Section 5.02(b)(ii) with respect to such Waiver Contribution Amount when the requirements of clauses (x) and (y) of the preceding sentence are met.

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(iii)          To the extent that the Investment Management Fee does not accrue or accrues at a different rate in respect of all Feeder Vehicles’ Capital Contributions, distributions to the Unitholders from the Company shall be adjusted, at such times as are determined by the Investment Manager, to the extent necessary to account for the disproportionate accrual of the Investment Management Fee; provided, that any distributions to a Unitholder described in this Section 5.02(b)(iii) shall be limited to the amount of Profits allocated to such Unitholder pursuant to Section 2.2(B) of Appendix A.

(iv)          Distributions under this Section 5.02(b) shall take precedence over, and be made prior to, distributions by the Company under Section 5.02(a) and Article X.

(v)           Notwithstanding anything to the contrary in this Agreement, in connection with each distribution made by the Company to any Unitholder pursuant to this Agreement (including without limitation this Section 5.02), the Company shall accompany such distribution with a distribution notice delivered to such Unitholder that characterizes the portion(s) thereof (if any) that constitutes and does not constitute “Current Income”, for purposes of the calculation of the Investment Management Fee Base.

Section 5.03          Withholding and Income Taxes.

(a)            Allocation of Withholding and Income Taxes. Any withholding or income taxes (and related tax credits) imposed by any jurisdiction on distributions or items of income, gain, loss or deduction of the Company (“Withholding and Income Taxes”), shall be allocated to each Unitholder (1) with respect to any taxes imposed on distributions, in an amount equal to the actual withholding imposed on distributions to such Unitholder; and (2) with respect to any taxes imposed on allocations, pro rata in accordance with such Unitholder’s allocable share of Profits and Losses giving rise to the tax liability, provided, that any increase or decrease in such taxes (and related tax credits) resulting from the identity, nationality, residence or status of a Unitholder or its direct or indirect owners, or by reason of a Unitholder or its direct or indirect owners furnishing or failing to furnish information regarding such Unitholder or its direct or indirect owners on applicable tax forms or otherwise, will be specially allocated to that Unitholder. Any taxes (including interest and penalties thereon), other than Withholding and Income Taxes, that are imposed on the Company or any entity in which the Company directly or indirectly holds an interest shall be allocated equitably among the Unitholders as determined by the Manager in its discretion; provided, that any increase or decrease in such taxes resulting from the identity, nationality, residence or status of a Unitholder or its direct or indirect owners, or from a Unitholder or its direct or indirect owners furnishing or failing to furnish information regarding such Unitholder or its direct or indirect owners, shall be specially allocated to that Unitholder.

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(b)            Payment of Withholding and Income Taxes. The Company is authorized to withhold from amounts distributable to the Unitholders or otherwise pay over to the appropriate taxing authorities Withholding and Income Taxes required to be so withheld or paid over. The Company will use commercially reasonable efforts to obtain a receipt (or otherwise available evidence of payment) with respect to all such Withholding and Income Taxes paid and to forward to each affected Unitholder a copy of such receipt. Neither the Company, nor any Subsidiary thereof, nor the Manager, nor any Officer, nor any employee shall be liable for any excess taxes withheld in respect of any Unitholder’s interest in the Company, and, in the event of overwithholding, a Unitholder’s sole recourse shall be to apply for a refund from the appropriate governmental authority.

(c)            Liability for Withholding and Income Taxes. Each Unitholder agrees to indemnify and hold harmless the Company and the Manager from and against any liability with respect to its allocable share of any Withholding and Income Taxes as determined under Section 5.03(a); provided, however, that the foregoing indemnity shall not apply to penalties imposed as a result of the Manager’s fraud, willful misconduct, gross negligence, or an intentional breach in any material respect of this Agreement. If the Company is required to pay over any Withholding and Income Taxes as provided in Section 5.03(b) with respect to a Unitholder as to whom there are insufficient distributable amounts to pay such Unitholder’s allocable share of such Withholding and Income Taxes, the Manager shall promptly notify such Unitholder of the amount of Withholding and Income Taxes due from such Unitholder (i.e., the amount by which the Unitholder’s allocable share of such Withholding and Income Taxes exceeds the amount otherwise distributable to such Unitholder) and the date (the “Due Date”) that such Withholding and Income Taxes are required to be paid by the Company to the relevant taxing authorities. Such Unitholder shall pay to the Company its allocable share of such Withholding and Income Taxes no later than the later of (i) two Business Days before the Due Date of the relevant Withholding and Income Taxes or (ii) 10 Business Days after Notice was sent to the Unitholder as described above. If the Unitholder fails to pay its allocable share of the Withholding and Income Taxes by the date described in the preceding sentence (the “Payment Date”): (x) such amount shall bear interest from the Payment Date until the date actually paid at a rate equal to the lesser of (A) the Prime Rate plus two percent and (B) the maximum lawful rate of interest, compounded annually; (y) the Company shall be entitled to collect such sum from amounts otherwise distributable to such Unitholder pursuant to Section 5.02; and (z) the Company may exercise any and all rights and remedies to collect such sum from such Unitholder that a creditor would have to collect a debt from a debtor under applicable Law. Any payment made by a Unitholder to the Company pursuant to this Section 5.03(c) shall not constitute a Capital Contribution.

(d)            Advances for Taxes. The Company may make advances to Unitholders for estimated tax or other tax payment requirements, in the amounts and at the times determined by the Manager. All such advances shall be on a pro-rata basis, and any such advances shall be treated as advances on distributions otherwise payable under Section 5.02 or Section 10.02(b), as applicable. The Company will, notwithstanding anything to the contrary contained in this Agreement, use commercially reasonable efforts to make minimum annual distributions to each class or series of Unitholders equal to forty percent (40%) of the Profits allocated to such class or series of Unitholders.

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(e)            Provision of Information.

(i)            Each Unitholder agrees to provide the Company (including by way of updates) with any information, representations, forms and other documentation reasonably requested by the Company for the purpose of (A) obtaining any exemption, reduction or refund of any withholding or other taxes imposed by any taxing authority or other governmental agency (including withholding taxes imposed, pursuant to the U.S. Hiring Incentives to Restore Employment Act of 2010 and the regulations thereunder, any intergovernmental agreement, or any similar or successor legislation or any agreement entered into pursuant to any such legislation), upon (1) the Company, or any of its respective Subsidiaries, or (2) amounts distributable by the Company to the Unitholder, or (B) otherwise complying with the requirements of any tax Laws to which the Company is subject. In the event that a Unitholder fails to furnish such information, representations or forms to the Company, the Manager shall have full authority on behalf of the Company to take any and all of the following actions: (x) withhold any taxes required to be paid or withheld pursuant to any applicable legislation, regulations, rules or agreements; (y) effect a compulsory redemption of such noncomplying Unitholder’s Interest at a price determined by the Manager in its reasonable discretion, exercised in good faith, and/or (z) form and operate an investment vehicle organized in the United States that is treated as a “domestic partnership” for purposes of Section 7701 of the Code and transfer such noncomplying Unitholder’s Interest to such investment vehicle. If requested by the Manager, such noncomplying Unitholder shall execute any and all documents, opinions, instruments and certificates as the Manager shall have reasonably requested or that are otherwise required to effectuate the foregoing. Each Unitholder hereby grants to the Manager a power of attorney, coupled with an interest, to execute any such documents, opinions, instruments or certificates on the Unitholder’s behalf, if the Unitholder fails to do so.

(ii)            The Company may disclose information regarding any Unitholder to any taxing authority or other governmental agency to enable the Company to comply with any applicable Law or regulation or agreement with a governmental authority, and each Unitholder hereby waives all rights it may have under applicable bank secrecy, data protection and similar legislation that would otherwise prohibit any such disclosure. The Manager or the Company, as applicable, may enter into agreements on behalf of the Company with any applicable taxing authority (including any agreement entered into pursuant to the U.S. Hiring Incentives to Restore Employment Act of 2010 and the regulations thereunder, any intergovernmental agreement, or any similar or successor legislation or any agreement entered into pursuant to any such legislation) to the extent it determines such an agreement is in the best interest of the Company or any Unitholder.

ARTICLE VI
MANAGEMENT AND CONTROL OF BUSINESS

Section 6.01          Management. The full and entire management of the business and affairs of the Company shall be vested in the Manager which shall have and may exercise all of the powers that may be exercised or performed by the Company. Subject to the provisions of Section 8.01 hereof or by non-waivable provisions of applicable Law, the Manager shall have full and complete authority, power and discretion to (i) manage and control the business, affairs and properties of the Company, (ii) make all decisions regarding those matters and (iii) perform any and all other acts or activities customary or incidental to the management of the Company’s business (including the incurrence of costs and expenses) without the consent of any other Unitholder. The Unitholders acknowledge that the Manager will take action through its board of directors. The Manager has delegated to the Investment Manager the performance of certain asset management services pursuant to the terms of the Investment Management Agreement, and the Manager may in the future, in a manner that is not inconsistent with the Investment Management Agreement, delegate certain of its authority to the Officers of the Company as described in Article VII hereto, in each case subject to oversight by the Manager. Unitholders other than the Manager shall not participate in the control, management, direction or operation of the activities or affairs of the Company and shall have no power to act for or bind the Company.

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Section 6.02          Resignation; No Removal; Vacancies. The Manager may resign at any time by giving written notice to the Unitholders. Unless otherwise specified in the notice, the resignation shall take effect upon receipt thereof by the Unitholders, and the acceptance of the resignation shall not be necessary to make it effective. For the avoidance of doubt, the Unitholders have no right under this Agreement to remove or replace the Manager. Vacancies in the position of Manager occurring for any reason shall be filled by PubCo (or, if PubCo has ceased to exist without any successor or assign, then by the holders of a majority in interest of the voting capital stock of PubCo immediately prior to such cessation). For the avoidance of doubt, the Unitholders have no right under this Agreement to fill any vacancy in the position of Manager.

Section 6.03          Liability for Acts and Omissions.

(a)            To the fullest extent permitted by applicable Law, no Indemnified Party shall be liable, in damages or otherwise, to the Company, the Unitholders or any of their Affiliates for any act or omission performed or omitted by any of them (including, without limitation, any act or omission performed or omitted by any of them in good faith reliance upon and in accordance with the provisions of this Agreement, or in reasonable reliance upon and in accordance with the opinion or advice of experts) or any act or omission performed or omitted by any broker or other agent of the Company selected by the Manager with reasonable care, except with respect to any act or omission with respect to which a court of competent jurisdiction (or other similar tribunal) has issued a final decision, judgment or order (or the Indemnified Party has pleaded no contest) that such act or omission resulted from the Indemnified Party’s fraud, willful misconduct, gross negligence, or an intentional breach in any material respect of this Agreement, in each case, that has a material adverse effect on the business of the Company. The provisions of this Agreement in Section 6.04 herein, to the extent that they expressly restrict or eliminate the duties (including fiduciary duties) and liabilities of an Indemnified Party otherwise existing at law or in equity, are agreed by the Unitholders to replace, to the fullest extent permitted by applicable Law, such other duties and liabilities of such Indemnified Party.

(b)            To the fullest extent permitted by applicable Law, the Company shall and does hereby agree to indemnify and hold harmless and pay all judgments and claims against each Indemnified Party (each of which shall be a third party beneficiary of this Agreement pursuant to Section 14.11 solely for purposes of this Section 6.03) and each of which shall remain an Indemnified Party after each ceases to have its applicable relationship with the Company, from and against any loss or damage incurred by them or by the Company as a result of any act or omission taken or suffered by each Indemnified Party (including, without limitation, any act or omission performed or omitted by any of them in reasonable reliance upon and in accordance with the opinion or advice of experts and any act or omission performed or omitted by any broker or other agent of the Company selected by the Manager with reasonable care) in connection with the Company’s business (including, without limitation, acting as a director, officer, Unitholder, manager or member of an Affiliate of the Company), including costs and reasonable attorneys’ fees and any amount expended in the settlement of any claims or loss or damage, except with respect to any act or omission with respect to which a court of competent jurisdiction (or other similar tribunal) has issued a final decision, judgment or order (or the Indemnified Party has pleaded no contest) that such act or omission resulted from the Indemnified Party’s fraud, willful misconduct, gross negligence, or an intentional breach in any material respect of this Agreement, in each case, that has a material adverse effect on the business of the Company. The provisions set forth in this Section 6.03(b) shall survive the termination of the Company and this Agreement.

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(c)            The satisfaction of any indemnification and any holding harmless pursuant to this Section 6.03 shall be from and limited to Company assets.

(d)            Expenses reasonably incurred by an Indemnified Party in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the Company prior to the final disposition thereof upon receipt by or on behalf of the Company of an undertaking by or on behalf of the Indemnified Party to repay such amount in the event that it shall ultimately be determined by a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified hereunder.

(e)            If any Unitholder is involved in any legal, regulatory or similar proceeding unrelated to the business of the Company in which the Company or any Indemnified Party is called upon to provide information or otherwise participate, then such Unitholder shall indemnify and hold harmless the Company and the Indemnified Party against all costs and expenses incurred by them or their Affiliates (including any officer, director, Unitholder or manager thereof) in connection therewith, including out-of-pocket fees and expenses of attorneys and other advisors incurred by any of the foregoing in preparing or producing the required information or otherwise participating therein, or in resisting any request for production or participation or obtaining a protective order limiting the availability of the information actually provided or the extent of actual participation by the Company or the Indemnified Party.

(f)            The right of any Indemnified Party to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Indemnified Party may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Indemnified Party’s successors and permitted assigns.

(g)            An Indemnified Party shall obtain the written consent of the Company prior to entering into any compromise or settlement which would result in an obligation of the Company to indemnify such Person. If liabilities arise out of the conduct of the affairs of the Company and any other Person for which the Person entitled to indemnification from the Company hereunder was then acting in a similar capacity, the amount of the indemnification provided by the Company shall be limited to the Company’s proportionate share thereof as determined by the Manager in its sole discretion acting in good faith. The Manager may cause the Company, at the Company’s expense, to purchase insurance to insure the Indemnified Parties against liability hereunder, including, without limitation, for a breach or an alleged breach of their responsibilities hereunder. Any Indemnified Party shall be deemed to be a creditor of the Company.

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Section 6.04          Waiver of Fiduciary Duties. To the maximum extent permitted by applicable Law (including the Delaware Act), the Manager shall not have any duty (including any fiduciary duty) to the Company or any other Person, including any fiduciary duty associated with self-dealing or corporate opportunities, all of which are hereby expressly waived (other than not to commit (through act or omission) a bad faith violation of the implied contractual covenant of good faith and fair dealing as and to the extent set forth in Sections 18-1101(c) and (d) of the Delaware Act); provided that this Section 6.04 shall not in any way reduce or otherwise limit the specific obligations of any Person expressly provided in this Agreement and such other obligations, if any, as are required by applicable Law (including the Delaware Act).

Section 6.05          Officer’s and Manager’s Compensation and Other Expenses; Management Fee.

(a)            The Manager shall not be compensated for acting as Manager. Any salaries and other compensation of the Officers shall be fixed from time to time by resolution of or in the manner determined by the Manager, acting in good faith. Officers, employees and other personnel of the Company may be granted awards under any incentive plan or such other reasonable compensation as the Manager deems appropriate. The Company will pay all expenses relating to the management and ownership of the Company’s assets and operations.

(b)            Each Unitholder acknowledges and confirms that the Company has entered into the Investment Management Agreement with the Investment Manager, and agrees that the Company is authorized to pay management fees to the Investment Manager pursuant to and in accordance with the terms of the Investment Management Agreement.

ARTICLE VII
OFFICERS

Section 7.01          Officers. The Company shall have such officers as the Manager determines and appoints from time to time (the “Officers”). The initial Officers shall include a Chief Executive Officer, President, Secretary, Chief Financial Officer and one or more Vice Presidents. The Manager may, in a manner that is not inconsistent with the Investment Management Agreement, delegate certain of its authority to the Officers. Individuals may simultaneously be appointed to and serve in more than one Officer position. The Manager may appoint such other Officers as it shall deem necessary, who shall exercise such powers and perform such duties as shall be determined from time to time by the Manager. The salaries of all Officers shall be determined by the Manager (subject to any applicable employment agreement between any Company Entity and the applicable Officer, which shall require the prior approval of the Manager). Each of the Officers shall be an “authorized person” within the meaning of the Delaware Act for purposes of amending the Certificate of Formation of the Company following the Effective Date subject to the approval of the Manager. Officers of Subsidiaries of the Company and Holdco may, but need not be, the same as Officers of the Company appointed pursuant to this Agreement. Officers of Subsidiaries of the Company and Holdco shall be subject to the same limitations on authority as Officers of the Company as provided herein. Subject to the supervision, direction and control of the Manager, and as otherwise required by the Delaware Act or other applicable Law, the Officers shall have the respective powers and duties specified in this Section 7.01, and shall be subject to the following:

(a)            Powers and Duties. Except as otherwise expressly set forth in this Agreement, the Officers shall have such powers and perform such duties incident to each of their respective offices as are usually vested in officers of business corporations organized under the Delaware General Corporation Law holding such offices and shall have such other duties and powers as may be provided in this Agreement or any employment agreement or as may from time to time be conferred upon or assigned to them by the Manager.

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(b)            Terms of Appointment.

(i)            An Officer may resign at any time by giving written Notice to the Manager. The resignation of an Officer shall take effect upon the Manager’s receipt of written Notice of the Officer’s resignation or at such later time as shall be specified in the written Notice. Unless otherwise specified in the Officer’s written Notice of resignation, the acceptance of an Officer’s resignation by the Manager shall not be necessary to make it effective. If an Officer (or an Affiliate of such Officer) is also a Unitholder, the Officer’s resignation as an Officer shall not affect the Officer’s (or its Affiliate’s) rights as a Unitholder and shall not constitute a withdrawal of the Officer (or its Affiliate) as a Unitholder.

(ii)           The Manager may remove any Officer, with or without cause, at any time. Termination of an Officer’s status as such shall not affect the Officer’s rights pursuant to Section 6.03 and Section 8.02.

(iii)          The Manager may appoint at any time a new or replacement Officer to fill the vacancy created by either Section 7.01(b)(i) or Section 7.01(b)(ii).

ARTICLE VIII
RIGHTS AND OBLIGATIONS OF UNITHOLDERS

Section 8.01          Management of the Company.

(a)            Unless authorized by the Manager or as otherwise specified in the Investment Management Agreement, no attorney in fact, employee, Officer, member, Unitholder, Manager or other agent of the Company shall have any power or authority to bind the Company in any way, pledge its credit or render it liable in a pecuniary manner for any purpose.

(b)            Except as otherwise expressly provided in this Agreement or required by applicable Law, no Unitholder shall take part in the management or control of the business of the Company or transact any business in the name of the Company. No Unitholder shall have the power or authority to bind the Company or to sign any agreement or document in the name of the Company. Except as expressly provided in this Agreement or required by applicable Law, the vote of Unitholders shall not be required for any matter; provided, however, to the extent the vote of the Unitholders is required by this Agreement or applicable Law (after taking into account the provisions of this Agreement) with respect to any matter, except as expressly provided in this Agreement or required by applicable Law, both (i) the approval of the Manager and (ii) the approval of holders of a majority of the outstanding Common Units (with each Common Unit entitled to one vote) shall be required to approve such matter.

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Section 8.02          Limitation on Liability.

(a)            No Unitholder shall have any liability to contribute additional money to the Company.

(b)            The Company may, but shall not be obligated to, purchase and maintain insurance on behalf of any of the Indemnified Parties and such other Persons as the Manager shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Company’s activities, regardless of whether the Company would be required to indemnify such Person against such liability under the provisions of this Agreement.

ARTICLE IX
TRANSFER OF INTERESTS IN THE COMPANY

Section 9.01          General Restriction on Transfers.

(a)            A Unitholder may not Transfer all or any portion of the Interests, including the Common Units, of such Unitholder without the consent of the Manager, which consent may be withheld in its sole discretion, except for Transfers otherwise specifically authorized in accordance with the provisions of this Article IX. Any such Transfer in violation of this Article IX shall be null and void as against the Company. No Unitholder shall withdraw from the Company except in accordance with a Transfer permitted pursuant to this Article IX.

(b)            A Unitholder shall be permitted to Transfer Units in accordance with the Exchange Agreement.

(c)            Without limiting the generality of Section 9.01(a) hereof, it is expressly understood and agreed that the Manager will not consent to any Transfer of all or a portion of any Interest pursuant to Section 9.01(a) above unless such Transfer meets the following conditions (as reasonably determined by the Manager acting in good faith): the Transfer would not (A) cause the Company to be treated as an association taxable as a corporation or treated as a “publicly traded partnership” taxable as a corporation for U.S. federal tax purposes or otherwise cause material and adverse tax consequences to the Company or any Subsidiary thereof, (B) constitute a violation of any U.S. federal or state securities or blue sky Laws or a violation of the conditions to any exemption from registration of the Interests under any such Laws or a breach of any undertaking or agreement of a Unitholder entered into pursuant to such Laws or in connection with obtaining an exemption thereunder, and the Company shall not (unless otherwise determined by the Manager), transfer upon its books any Interests unless the Unitholder whose Interest is subject to the Transfer delivers to the Company, at the request of the Manager, an opinion of counsel in form and substance reasonably satisfactory to the Company that such transaction is in compliance with this Section 9.01(c), (C) constitute a violation of any other Law applicable to the Company or any of its Subsidiaries that would have a material adverse effect on the Company and its Subsidiaries, (D) be to a Person which (or any of the beneficial owners of which) is a Prohibited Person, (E) result in material and adverse consequences to the Company and its Subsidiaries from a regulatory perspective (as reasonably determined by the Manager acting in good faith), (F) cause any amounts to become due pursuant to, or cause a breach of or default under, any material borrowing or other agreement or document by which the Company or any of its Subsidiaries is bound, (G)(x) constitute a non-exempt prohibited transaction under ERISA, Section 4975 of the Code, or similar Laws, (y) cause all or a portion of the assets of the Company to constitute plan assets or otherwise be subject to the provisions of ERISA or similar Laws to substantially the same extent as if owned by the ERISA Unitholder, or (z) cause the Manager or any of its employees or agents to be a fiduciary under ERISA, Section 4975 of the Code or similar Laws, (H) cause the Company or any Subsidiary of the Company to be required to register as an investment company under the Investment Company Act of 1940, as amended.

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(d)            Notwithstanding the foregoing, the Manager shall not withhold its consent that otherwise satisfies Section 9.01(c) in the event such Transfer is to an Affiliate of the transferring Unitholder; provided, that the Manager is reasonably satisfied that such Affiliate has the financial capability to meet its obligations under this Agreement (as reasonably determined by the Manager acting in good faith). The Manager shall not withhold its consent to Transfers resulting from the sale, transfer or other disposition by a Feeder Partner of its ownership interest in a Feeder Vehicle provided such proposed sale, transfer or other disposition is in compliance with the terms and provisions of the applicable Feeder Vehicle Agreement. In addition, the Manager shall not withhold its consent to the distribution by (i) each of LawCash and the “Unitholders” (as defined in the Target Businesses Purchase Agreement) of its interest in the Company to the Legacy Owners’ Feeder and (ii) LawCash of its interests in the Legacy Owners’ Feeder to its shareholders.

(e)            Notwithstanding the foregoing, no Transfer of Interests shall release any party of its obligations hereunder without the express written consent of the Manager.

(f)            In the event of any Transfer of an Interest specifically permitted under this Agreement, (i) the Interest so transferred shall be and remain subject to all terms and provisions of this Agreement, (ii) the transferee shall be deemed to have assumed all obligations hereunder relating to the Interest so transferred and shall have such obligations jointly and severally with its transferor (unless the transferor is released from its obligations pursuant to the provisions hereof), and (iii) all of the terms hereof shall be binding upon and enforceable against the transferee.

(g)            Notwithstanding anything to the contrary set forth in this Article IX, other than a Transfer in accordance with the Exchange Agreement, no Transfer shall be binding on the Company unless (a) the transferee shall execute, acknowledge, and deliver to the Company an instrument, in form and substance reasonably satisfactory to the Manager, whereby it agrees to assume and be bound by all of the covenants, terms and conditions of this Agreement, as the same may have been amended, from and after the effective date of such Transfer, and (b) the transferee shall pay all reasonable expenses in connection with its admission as a Unitholder (including, without limitation, all transfer taxes payable in connection therewith).

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(h)            Other than a Transfer in accordance with the Exchange Agreement, upon satisfaction of the conditions set forth in this Article IX, any such Transfer shall be recognized by the Company as being effective on the first day of the calendar month following either receipt by the Company of such Notice of the proposed Transfer or the satisfaction of said conditions, whichever occurs later.

(i)            Notwithstanding anything in this Agreement to the contrary, no Transfer of a Unitholder’s Interest or any portion thereof shall cause the Company to have more than 95 partners at any time during the taxable year of the Company. Any Transfer that would cause the Company to have more than 95 partners at any time will be void ab initio and of no force or effect whatsoever, nor shall this Transfer cause the transferee to have any interest in the Company, whether legal or equitable. This Section 9.01(i) is intended to permit the Company to qualify under the private placement safe harbor of Treasury Regulations Section 1.7704-1 and shall be interpreted in accordance with such safe harbor.

(j)            In connection with a Change of Control (as defined in the Exchange Agreement), the provisions of Section 2.7 of the Exchange Agreement shall apply and the provisions of Section 2.7 of the Exchange Agreement are incorporated in this Agreement as if they were expressly set forth in this Agreement.

Section 9.02          Bankruptcy of a Unitholder. The Bankruptcy, death, dissolution, liquidation, termination or adjudication of incompetency of any Unitholder shall not cause a dissolution of the Company, and the rights of such Unitholder to receive distributions of Company funds shall, on the happening of such event, devolve on its successors or assigns, subject to the terms and conditions of this Agreement, and the Company shall continue as a limited liability company. However, in no event shall any such successor or assign be admitted as a Unitholder or succeed to any right to vote or participate in the management of the business, property and affairs of the Company or to exercise any rights of a Unitholder.

ARTICLE X
DISSOLUTION AND LIQUIDATION; CONTINUATION

Section 10.01        Liquidating Events. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following (each, a “Liquidating Event”):

(a)            A vote of the Manager to dissolve, wind up and liquidate the Company; or

(b)            Any other event causing dissolution of the Company under the Delaware Act.

Unless otherwise dissolved in accordance with this Section 10.01, the resignation, expulsion, Bankruptcy or dissolution of a Unitholder or the occurrence of any other event which terminates the continued membership of a Unitholder in the Company shall not cause the dissolution of the Company.

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Section 10.02        Winding Up. Upon the occurrence of a Liquidating Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and the business of the Company shall be wound up and terminated as promptly as practicable thereafter and in a manner which reasonably minimizes any losses otherwise attendant upon such winding-up, and in connection therewith:

(a)            The Manager shall act as the liquidator of the Company or shall appoint a third-party liquidator with sufficient business expertise and competence to conduct the winding up and dissolution of the Company.

(b)            The Manager shall cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of dissolution, a copy of which statement shall be furnished to all of the Unitholders.

(c)            The Manager shall be responsible for overseeing the winding up and dissolution of the Company (in an orderly and businesslike and commercially reasonable manner) and shall take full account of the Company’s liabilities and property, and the Company property shall be liquidated as promptly as is practicable so as to obtain the fair value thereof, and the proceeds therefrom shall be applied and distributed in the following order:

(i)            To the payment of the Company’s outstanding liabilities and expenses of the liquidation.

(ii)           To the setting up of any reserves which the Manager shall reasonably determine to be necessary for contingent, unliquidated or unforeseen liabilities or obligations of the Company or the Unitholders arising out of or in connection with the Company Entities’ business. Such reserves, may, in the reasonable discretion of the Manager, be paid over to a national bank or national title insurance company to be held by it in escrow for the purposes of disbursing such reserves to satisfy the liabilities and obligations described above, and upon the reasonable determination by the Manager that such reserves are no longer required, any remaining balance shall be distributed in the manner set forth below.

(iii)          The balance, if any, to the Unitholders in proportion to the respective number of Units held by each of them.

No payment or distribution in any of the foregoing categories shall be made until all payments in each prior category shall have been made in full. If the payments due to be made in any of the foregoing categories exceed the remaining assets available for such purpose, such payment shall be made to the Persons entitled to receive the same pro rata share in accordance with the respective amount due to each such Person.

(d)            After the occurrence of a Liquidating Event, neither the Manager nor any Unitholder shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs.

Section 10.03        Acts in Furtherance of Liquidation. Each Unitholder, upon the request of the Manager, shall promptly execute, acknowledge and deliver all documents and other instruments as the Manager shall reasonably request to effectuate the proper dissolution and termination of the Company, including the winding up of the business of the Company. Upon the completion of the liquidation of the Company in accordance with Section 10.02, the Manager shall (i) cause a certificate of cancellation to be filed with the State of Delaware, (ii) cause all qualifications of the Company as a foreign limited liability company or association in jurisdictions other than the State of Delaware to be cancelled, and (iii) take such other actions as may be necessary to terminate the Company.

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Section 10.04        Claims of Unitholders. The Unitholders shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Unitholders shall have no recourse against the Company or any other Unitholder.

ARTICLE XI
ACCOUNTING AND REPORTS

Section 11.01        Books and Records.

(a)            At all times during the existence of the Company, the Company shall maintain, at its principal place of business, separate books of account for the Company. The Company’s books and records shall be maintained in accordance with generally accepted accounting principles as in effect in the United States. The Company shall initially retain Grant Thornton or a firm of equivalent stature as its independent certified public accountant. The Manager may cause the Company to retain any other nationally recognized accounting firm as its independent certified public accounting firm as it may from time to time determine and shall provide Notice of such retention to the Unitholders.

(b)            Each Unitholder (and each Feeder Partner) shall be afforded full and complete access to all records and books of account of the Company for a purpose reasonably related to the Unitholder’s (and each Feeder Partner’s) interest as a direct or indirect member of the Company during reasonable business hours or such other times as required by legislative authority and, at such hours, shall have the right of inspection and copying of such records and books of account, at its expense. The Company shall reasonably cooperate with any Unitholder (or any Feeder Partner) or its respective agents in connection with any review of the Company or its records and books.

(c)            Notwithstanding the provisions of the preceding paragraph and except as set forth in the last sentence of Section 14.13, the Manager shall have the right to keep confidential from Unitholders and the Feeder Partners, for such period of time as the Manager deems reasonable, any information which the Manager reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Manager in good faith believes is not in the best interests of the Company or could damage the Company or its business or which the Company is required by law or by agreement with a third party to keep confidential.

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Section 11.02        Company Representative. The Manager shall designate the “partnership representative” pursuant to Code § 6223 and the Regulations promulgated thereunder (the “Company Representative”) and the Company Representative shall appoint a designated individual through whom it will act (the “Designated Individual”). The Unitholders further agree as follows:

(a)            Each Unitholder or former Unitholder that intends to take a position on its U.S. federal income tax return regarding the treatment of any item or amount with respect to the Company (without regard to whether or not such item or amount appears on the Company’s return and including an imputed underpayment and any item or amount relating to any transaction with, basis in, or liability of, the Company), which is relevant (determined without regard to the BBA) in determining the tax liability of any Person, including any item of Company income, gain, loss, deduction or credit, or the allocation of all or a portion of any such item among the Unitholders (each such item or allocation thereof, a “Company Item”) that is or may be inconsistent with the treatment of such Company Item on the Company’s U.S. federal income tax return, shall notify the Company Representative of the position intended to be taken by such Unitholder no later than 30 days prior to the filing of such Unitholder’s U.S. federal income tax return.

(b)            The Company Representative shall keep each Unitholder informed of all administrative and/or judicial proceedings for the adjustment of any Company Item at the Company level (a “Company Proceeding”).

(c)            Each Unitholder and former Unitholder who enters into a settlement agreement with the IRS with respect to any Company Item shall notify the Company Representative of such settlement agreement and its terms within 30 days after the date of such settlement.

(d)            If the Company Representative elects not to file suit concerning an administrative adjustment or request for administrative adjustment and another Unitholder or former Unitholder elects to file such a suit, such other Unitholder shall notify the Company Representative of such intention and the forum or forums in which such suit shall be filed.

(e)            The Company Representative may cause the Company to make all elections required or permitted to be made by the Company under the Code or any state or local tax Law (except as otherwise provided herein) including, if the Company is eligible, the election out of the partnership audit rules for partnerships with 100 or fewer partners, as provided in Code § 6221(b), and the election under Code § 6226.

(f)            The Company Representative shall be authorized to extend the statute of limitations, file a request for administrative adjustment, file suit concerning any tax refund or deficiency relating to any Company administrative adjustment or enter into any settlement agreement relating to any Company Item, provided that the Company Representative shall promptly send Notice to each Unitholder and relevant former Unitholder upon taking any of the foregoing actions.

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(g)            The financial burden of any “imputed underpayment” (as determined under Code § 6225) and the Regulations promulgated thereunder (an “Imputed Underpayment”) and associated interest, adjustments to tax and penalties arising from an adjustment of a Company Item that are imposed on the Company, and the cost of contesting any such adjustment of a Company Item, shall be apportioned among the Unitholders and former Unitholders by the Company Representative based on the manner in which the Unitholders and former Unitholders shared the adjusted tax items for the reviewed year, following consultation with the Company’s tax advisors; provided, however, that (i) each Unitholder or former Unitholder that agrees to file an amended return as provided in Code § 6225(c) and the Regulations promulgated under Code § 6225 that results in a reduction of the Imputed Underpayment otherwise payable by the Company, and each Unitholder or former Unitholder whose status as tax-exempt, foreign or being subject to a lower tax rate, results in a reduction of the Imputed Underpayment otherwise payable by the Company under Code § 6225(c), shall realize the benefit of such reduction of the Imputed Underpayment, and (ii) the financial burden of any Imputed Underpayment resulting from the failure of a Unitholder or former Unitholder to file current or amended U.S. federal income tax returns as provided in Code § 6225(c) and the Regulations promulgated under Code § 6225 or in a manner consistent with an election made by the Company under Code § 6226 and the Regulations promulgated thereunder shall be borne by such Unitholder or former Unitholder. Each Unitholder and former Unitholder hereby severally indemnifies and holds the Company harmless for its portion of the financial burden of an Imputed Underpayment as provided in the foregoing sentence. The Company or the Manager, as applicable, may in its discretion adjust amounts otherwise distributable under Section 5.02 to reflect the sharing of the financial burden of an Imputed Underpayment as provided in this Section 11.02(g).

(h)            The Company Representative shall use its commercially reasonable efforts to minimize the financial burden of any Imputed Underpayment to each Unitholder and relevant former Unitholder through the application of the procedures established pursuant to Code § 6225(c) and the Regulations promulgated under Code § 6225 or through an election and the furnishing of statements pursuant to Code § 6226 and the Regulations promulgated thereunder; provided that the Company Representative shall not make such election or furnish such statements if the Company Representative reasonably determines that doing so would preclude the contest of any adjustment of a Company Item that the Company Representative intends to pursue.

(i)             The Company shall indemnify and reimburse the Company Representative for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any Company Proceeding with respect to the tax liability of the Company or the Unitholders, except to the extent such expenses, claims, liabilities, losses and damages are attributable to the fraud, willful misconduct, gross negligence, or an intentional breach in any material respect of this Agreement of the Company Representative. The payment of all such expenses to which the indemnification applies shall be made before any distributions pursuant to Section 5.02. No Person other than the Company or any of its Subsidiaries shall have any obligation to provide funds for such purpose. The taking of any action and the incurring of any expense by the Company Representative in connection with any such proceeding, except to the extent required by Law, is a matter in the reasonable discretion of the Company Representative and the provisions on limitations of liability and indemnification set forth in Section 6.03 shall be fully applicable to the Company Representative in its capacity as such.

(j)             The obligations of this Section 11.02 shall survive the Transfer of an Interest in the Company, the withdrawal of any Unitholder, and the termination of the Company and this Agreement.

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ARTICLE XII
CERTAIN ERISA MATTERS

Section 12.01       Investments by Benefit Plan Investors. The Manager will use commercially reasonable efforts to limit investment by Benefit Plan Investors so that less than 25% of the Interests are held by Benefit Plan Investors as determined under 29 C.F.R. § 2510.3-101(f) (as modified by ERISA). The Manager may, in its discretion, require every prospective Unitholder to represent and agree as to whether it is, or is not and will not be, a Benefit Plan Investor, or to provide such other assurances as the Manager may determine, and to provide such additional compliance assurances as the Manager may require. In addition, without limiting any remedies available for any breach by a Unitholder, the Manager may require a Unitholder to withdraw or Transfer its Interests to the Company or any other potential buyer as the Manager may direct in the event the Unitholder is in breach of such assurances.

ARTICLE XIII
AMENDMENTS

Section 13.01        Amendment Procedure. The amendment procedure is as follows:

(a)            Amendments to this Agreement may only be proposed by the Manager. Following such proposal, the Manager shall deliver a Notice containing any proposed amendment (except as set forth in 13.01(b)) to the holders of the Common Units herein. The Manager shall seek the written consent of a majority of the outstanding Common Units on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that the Manager may deem appropriate. For purposes of obtaining a written consent, the Manager may require a response within a reasonable specified time, but not less than ten (10) Business Days, and failure of a Unitholder to respond in such time period shall constitute a consent that is consistent with the Manager’s recommendation with respect to the proposal; provided, however, that an action shall become effective at such time as requisite consents are received even if prior to such specified time.

(b)            Notwithstanding any other provision of this Agreement to the contrary, the Manager shall have the sole and exclusive power to make the following amendments without the consent of, or prior notice to, any Unitholder:

(i)            amendments deemed advisable in the opinion of the Manager in connection with the authorization, creation or issuance of any class or series of Interests or Units, including amendments to Schedule A hereto;

(ii)           making a change that is necessary or, in the opinion of the Manager, advisable to qualify the Company as a limited liability company or an entity in which the Unitholders have limited liability under the Laws of any state or foreign jurisdiction, or ensure that the Company will not be classified as an association taxable as a corporation or treated as a “publicly-traded partnership” taxable as a corporation for U.S. federal tax purposes;

(iii)          making a change that does not adversely affect any Unitholder or Feeder Partner in any material respect;

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(iv)          making a change that is necessary or desirable to cure any ambiguity, to correct or supplement any provision in this Agreement that would be inconsistent with any other provision in this Agreement, or to make any other provision with respect to matters or questions arising under this Agreement that will not be inconsistent with the provisions of this Agreement, in each case so long as such change does not adversely affect the Unitholders in any material respect;

(v)           making a change that is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, statute, ruling or regulation of any federal, state or foreign governmental entity, so long as such change is made in a manner that minimizes any adverse effect on the Unitholders; or

(vi)          making a change to prevent the Company from in any manner being deemed an “Investment Company” subject to the provisions of the Investment Company Act.

Section 13.02       Copies. The Manager shall furnish each Unitholder with a copy of each amendment to this Agreement within five (5) Business Days after its adoption.

Section 13.03       Exceptions. Notwithstanding the provisions of Section 13.01, no amendment to this Agreement, without the unanimous consent of the Unitholders, shall increase the liability or increase or decrease the aggregate Capital Contributions or other payment obligations required by a Unitholder, or change the voting rights of a Unitholder.

ARTICLE XIV
MISCELLANEOUS

Section 14.01       Title to Company Property. All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Unitholder, individually, shall have any ownership of such property. The Company may hold any of its assets in its own name or in the name of a nominee, which nominee may be one or more individuals, corporations, trusts or other entities; provided, however, that such nominee shall be at the direction of the Company.

Section 14.02       Validity. Each provision of this Agreement shall be considered separate and, if for any reason, any provision(s) which is not essential to the effectuation of the basic purposes of this Agreement is determined to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not impair the operation of or affect those provisions of this Agreement which are otherwise valid. To the extent legally permissible, the parties shall substitute for the invalid, illegal or unenforceable provision a provision with a substantially similar economic effect and intent.

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Section 14.03       Applicable Law; Consent to Jurisdiction. This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Delaware, excluding the conflict of laws provisions thereof. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY DELAWARE STATE OR FEDERAL COURT SITTING IN THE COUNTY OF DELAWARE IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION, SUIT OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH DELAWARE STATE OR FEDERAL COURT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT THAT IT MAY LEGALLY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY ACTION, SUIT OR PROCEEDING BY THE MAILING OR DELIVERY OF COPIES OF SUCH PROCESS TO IT AT THE ADDRESS SET FORTH ON THE BOOKS AND RECORDS OF THE COMPANY. EACH PARTY HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

Section 14.04       Binding Agreement. This Agreement and all terms, provisions and conditions hereof shall be binding upon the parties hereto, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, to their respective heirs, executors, personal representatives, successors and lawful assigns.

Section 14.05       Waiver of Action for Partition. Each of the parties hereto irrevocably waives, during the term of the Company any right that it may have to maintain any action for partition with respect to any property of the Company.

Section 14.06       Record of Unitholders. The Manager shall maintain at the office of the Company a record showing the names and addresses of all the Unitholders. All Unitholders and their duly authorized representatives shall have the right to inspect such record for a purpose reasonably related to the applicable Unitholder’s Interest as a Unitholder.

Section 14.07       Headings; Terminology. The headings in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine or the neuter gender shall include the masculine, the feminine and the neuter. Whenever in this Agreement a Person is permitted or required to make a decision (i) in its “discretion” or “sole discretion” that unless otherwise qualified, such term shall mean such Person’s “sole and absolute” discretion and such Person shall be entitled to consider any interests and factors as it desires, including its own interests; provided, that the Manager hereby confirms that this clause (i) does not eliminate the Manager’s implied contractual covenant of good faith and fair dealing, or (ii) in its “good faith” or under another express standard, that Person shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or by any relevant provisions of law or in equity or otherwise. The terms “hereof” and “herein” as each appears in this Agreement shall each be interpreted to refer to this Agreement as a whole, unless the context otherwise requires. References to “days” shall refer to calendar days unless Business Days are specified. When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the due date for any payment or Notice required or contemplated by this Agreement is not a Business Day, then, such payment shall be payable on the first Business Day following the payment or Notice date specified in this Agreement. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day. Any action required to be taken “within” a specified time period following the occurrence of an event shall be required to be taken by no later than 11:59 p.m. Eastern Time on the last day of such time period, which shall be calculated starting with the day immediately following the date of the event.

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Section 14.08       Counterparts. This Agreement may be executed in one or more counterparts, and all so executed shall constitute one Agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatories to the original or the same counterpart.

Section 14.09       Entire Agreement. This Agreement (including any Schedules, Appendices and Exhibits hereto), the Exchange Agreement and any other written agreements between the Manager or the Company and a Unitholder (it being acknowledged and agreed that the Manager or the Company may enter into other written agreements with a Unitholder, executed contemporaneously with the admission of such Unitholders to the Company, and to the extent the terms of any other such written agreement are inconsistent with the terms of this Agreement, the terms of such other written agreement shall prevail over the inconsistent provisions of this Agreement and only with respect to such Unitholder or Unitholders who are parties to or otherwise are entitled to the benefits of such other written agreement), contain the entire understanding among the parties hereto and supersede the First Restated Agreement and any and all prior written or oral agreements among them respecting the within subject matter, unless otherwise provided herein. Any conflict between the Exchange Agreement and this Agreement shall be controlled by the Exchange Agreement.

Section 14.10       Disclaimer. The provisions of this Agreement are not intended for the benefit of any creditor or other Person (other than a Unitholder in such Unitholder’s capacity as such) to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Company or any of the Unitholders.

Section 14.11       Third Party Rights. This Agreement is intended solely for the benefit of the parties hereto and, except as expressly provided to the contrary in this Agreement (including those provisions which are for the benefit of each Indemnified Party), is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto.

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Section 14.12       Services to the Company.

(a)            The parties hereto hereby acknowledge and recognize that the Company Entities have retained, and may in the future retain, the services of various Persons, entities and professionals, including the Investment Manager, legal counsel and accountants, for the purposes of representing and providing services to the Company Entities in connection with the investigation, consummation and operation of the Company’s investments or otherwise. The parties hereby acknowledge that such Persons, entities and professionals may have in the past represented and performed and currently and in the future may represent or perform services for the Manager or the Affiliates of any Unitholder. Accordingly, each party hereto consents to the representation or provision of services by such Persons, entities and professionals to the Company Entities and waives any right to claim a conflict of interest solely on the grounds of such relationship. Nothing contained herein shall relieve the Manager, or any board of directors or other controlling Person or entity of any other Company Entity, of any duty to monitor and direct such Persons, entities and professionals in the best interests of the Company Entities. Further, this Section 14.12 shall not apply where there is an actual or potential conflict between the Manager or the Affiliates of any Unitholder and the Company Entities.

(b)            The Manager, acting on behalf of the Company, has initially selected Nelson Mullins Riley & Scarborough LLP as legal counsel to the Company (“Company Counsel”). Company Counsel may also be counsel to the Manager and its Affiliates and the Feeder Vehicles and Melodeon GP pursuant to the applicable rules of professional conduct in any jurisdiction (“Rules”). Each Unitholder acknowledges that Company Counsel does not represent any Unitholder with respect to the Company in the absence of a clear and explicit agreement to such effect between the Unitholder and Company Counsel (and then only to the extent specifically set forth in that agreement), and that in the absence of any such agreement Company Counsel shall owe no duties directly to any Unitholder with respect to any of the Company whether or not Company Counsel has in the past represented or is currently representing such Unitholder with respect to other matters. In the event any dispute or controversy (including, without limitation, any mediation, arbitration or litigation) arises between any Unitholder, on the one hand, and the Manager when acting on behalf of the Company or itself, on the other hand, then each Unitholder agrees that Company Counsel may represent the Manager in any such dispute or controversy (including, without limitation, any mediation, arbitration or litigation) to the extent permitted by the Rules, and each Unitholder hereby consents to such representation. Each Unitholder further acknowledges that, whether or not Company Counsel has in the past represented such Unitholder with respect to other matters, Company Counsel has not represented the interests of any Unitholder in the preparation and negotiation of this Agreement.

35

Section 14.13       Confidentiality.

(a)            Each Unitholder shall maintain the confidentiality of: (i) Non-Public Information; (ii) any information required to be kept confidential pursuant to the organizational documents of the Company or otherwise subject to a confidentiality agreement binding upon the Manager or the Company of which such Unitholder has received written Notice; and (iii) the identity of other Unitholders and their Affiliates so long as such information has not become otherwise publicly available unless, after reasonable Notice to the Company by the Unitholder, otherwise compelled by court order or other legal process or in response to other governmentally imposed reporting or disclosure obligations including, without limitation, any act regarding the freedom of information to which it may be subject; provided, that for any bona fide business purpose reasonably related to its Interest in the Company, each Unitholder may disclose “Non-Public Information” to its Affiliates, officers, employees, attorneys, agents, professional consultants and regulators upon notification to such Affiliates, officers, employees, attorneys, agents, consultants or regulators that such disclosure is made in confidence and shall be kept in confidence; provided, further, that each Unitholder shall be liable for any subsequent disclosure of any such Non-Public Information disclosed by it to any such Person; provided, further, that Unitholders may disclose Non-Public Information, including make public announcements and public notices, that in the reasonable opinion of legal counsel is required under applicable Law, rule, or regulation (including the rules and regulations of self-regulatory organizations), or the applicable rules or regulations of any securities exchange; provided that Unitholders shall, unless legally prohibited from doing so, as soon as reasonably practicable, notify the Company of the legal basis for the required public announcement or public notice, reasonably cooperate with the Company in its efforts to obtain a protective order or other remedy to prevent the need for such public announcement or public notice, deliver the text of the proposed announcement or notice to the Company as far in advance of its disclosure as is practicable, and will in good faith consult with the Company and take into account its suggestions concerning the nature and scope of the information proposed to be disclosed and the Unitholder will only disclose that portion that counsel has determined is legally required. As used in this Section 14.13, “Non-Public Information” means information regarding PubCo and the Company (including information regarding any Person in which the Company holds its investments) or the Manager, the Investment Manager and/or their respective Affiliates, any investment or potential investment (including information regarding any Person in which the Company holds, or contemplates acquiring, any investment) or any existing or potential counterparty of the Company or source of existing or potential investments, in each case received by such Unitholder pursuant to this Agreement, but does not include information that (A) was publicly known at the time such Unitholder receives such information pursuant to this Agreement, (B) subsequently becomes publicly known through no act or omission by such Unitholder (directly or indirectly), (C) is communicated to such Unitholder by a third party free of any obligation of confidence known to such Unitholder, or (D) is or was otherwise independently developed by such Unitholder. The Manager may not disclose the identities of the Unitholders, or their Affiliates and/or any other Non-Public Information except: (W) in connection with its role as the Manager or to or by the Investment Manager in its role as the Investment Manager (including, without limitation, to enforce the provisions of this Agreement and/or any other Agreement with a Unitholder), (X) on a confidential basis to prospective and other Unitholders in the Company, or to its Affiliates, officers, employees, attorneys, agents, consultants or regulators, or to lenders, third-party partners, Unitholders of the Company, or other financial sources, or (whether or not on a confidential basis) in order to comply with any tax Laws or rules or in response to a request by a taxing authority or otherwise in connection with any proceeding related to taxes, or (Y) in connection with any applicable Law, rule, regulation or legal process or pursuant to requests of governmental authorities, regulatory agencies or self-regulatory agencies (including FINRA and any national securities exchange). Notwithstanding the foregoing, the Manager understands and agrees that certain Unitholders may from time to time receive a request for the disclosure of information under freedom of information acts or similar statutes that is Non-Public Information, in which case such Unitholder shall, unless legally prohibited from doing so and as soon as reasonably practicable, (i) notify the Company and the Manager of the existence, terms and circumstances surrounding such a request, (ii) consult with the Company and the Manager on the advisability of taking steps to resist or narrow such request, (iii) if disclosure of such information is required, furnish only such portion of such information as such Unitholder is advised by counsel (whether in-house or outside counsel) is legally required to be disclosed, and (iv) cooperate with the Company and the Manager in their efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the information that is required to be disclosed, in the case of this clause (iv) as such Unitholder deems appropriate in its reasonable discretion, taking into account its legal obligations. Notwithstanding any provision of this Agreement to the contrary, the Company may withhold disclosure of any Non-Public Information (other than this Agreement or tax reports) to any Unitholder if the Company reasonably determines that the disclosure of such Non-Public Information to such Unitholder may result in the general public gaining access to such Non-Public Information. If the Company withholds information from the Unitholder, the Company will so notify such Unitholder of the general nature and extent of that information and will allow such Unitholder to view, but not copy or take notes (handwritten or electronically) on, that information on the premises of the Company under mutually agreeable circumstances (including with respect to the format and manner of availability of the information) that allow such Unitholder to fulfill any fiduciary duties it owes to its limited partners, members, or other investors and provide satisfactory protection for the confidentiality of such information. Each Unitholder acknowledges that the Company derives independent economic value from the Non-Public Information not being generally known and that the Non-Public Information is the subject of reasonable efforts to maintain its secrecy. Each Unitholder acknowledges the Company’s legitimate interest in limiting the disclosure of information which the Company believes is confidential and will use reasonable efforts to minimize the adverse impact of disclosure upon the Company. Notwithstanding anything herein to the contrary, each Unitholder (and each employee, representative, or other agent of the Unitholder) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other U.S. tax analyses) that are provided to the Unitholder relating to such U.S. tax treatment and tax structure.

36

(b)            Without limiting the foregoing, no public announcements regarding the subject matter of this Agreement and/or the Company or PubCo shall be made by any Unitholder and/or any of its Affiliates and/or any Person on behalf of any of them without the prior written consent of the Manager, and any press release or other public notice to be released by such party shall first be submitted to the Manager for review and comment, and such party shall reasonably cooperate in addressing the concerns of the Manager with respect to the nature and content of such disclosure (except and to the extent any such disclosure may be required by Law). The parties agree that “public announcements” and “public notices” shall not include any reports or filings required to be made by Law or regulation, which shall be governed by Section 14.13(a).

Section 14.14       Notices.

(a)            A writing containing the information required by this Agreement to be communicated to a Person and personally delivered to such Person or sent by facsimile, transmitted via email, overnight courier or registered or certified mail, postage prepaid, return receipt requested, to such Person at the last known address of such Person as shown on the books of the Company is referred to herein as a “Notice”. A Notice shall be deemed given and received effectively: (a) upon personal delivery; (b) if sent by facsimile, email or similar electronic means, on the Business Day sent or, if sent on a day that is not a Business Day, on the next Business Day, it being agreed and understood that Notice by email shall be deemed sufficient so long as the party to whom the Notice was intended to be sent affirmatively confirms receipt; (c) if delivered by overnight courier, on the next Business Day after delivery to the overnight courier service; (d) if sent by registered or certified mail, five (5) Business Days after such Notice is sent.

37

(b)            All Notices hereunder shall be in writing and shall be delivered as described in Section 14.14(a) to the parties hereto as follows:

(i)            if to the Manager, to:

Cartiga Holdings, Inc.

400 Park Avenue, 12th Floor

New York, NY 10022

Attention: General Counsel

Email: legaldepartment@cartiga.com

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue NW, Suite 900

Washington, DC 20001

Attention: Jonathan H. Talcott

Email: jon.talcott@nelsonmullins.com

(ii)           if to any Unitholder, at the address set forth below such Unitholder’s name on the signature page hereto, or at such other address as such Unitholder may hereafter designate by Notice to the Company; and

(iii)          if to the Company, to:

Cartiga, LLC

400 Park Avenue, 12th Floor

New York, NY 10022

Attention: General Counsel

Email: legaldepartment@cartiga.com

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue NW, Suite 900

Washington, DC 20001

Attention: Jonathan H. Talcott

Email: jon.talcott@nelsonmullins.com

(c)            Each Unitholder hereby agrees that any time the Company provides Notice to a Unitholder or furnishes information to a Unitholder, such Unitholder agrees to promptly cause such Notice or information to be provided or furnished to the Feeder Partners of such Unitholder, if any, and the Company shall have satisfied any obligation to provide Notice or furnish information to any Feeder Partner of a Unitholder by providing Notice or furnishing information to such Unitholder.

Section 14.15          US Tax Treatment of the Company. The Company intends to be treated as a partnership for U.S. federal, state, and local tax purposes.

[Signatures begin on the next page.]

38

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

CARTIGA, LLC

By:
Name: Samuel Wathen
Title: Chief Executive Officer

MANAGER:

CARTIGA HOLDINGS, INC.

By:
Name: Samuel Wathen
Title: Chief Executive Officer

MEMBERS:

CARTIGA HOLDINGS, INC.

By:
Name: Samuel Wathen
Title: Chief Executive Officer

39

MELODEON ARIZONA LBS FUND LP

By: Melodeon LBS GP, LLC, its general partner

By: Melodeon Capital Holdco, LLC, its sole member

By: Melodeon Capital Holdings GP, LLC, its managing member

By:
Name:
Title:

Address for Notices:

[●]

with copies (which shall not constitute Notice) to:

[●]

[Signature Page to Second Amended and Restated Limited Liability Company Agreement]

MELODEON LBS DE III FUND LP

By: Melodeon LBS GP, LLC, its general partner

By: Melodeon Capital Holdco, LLC, its sole member

By: Melodeon Capital Holdings GP, LLC, its managing member

By:
Name:
Title:

Address for Notices:

[●]

with copies (which shall not constitute Notice) to:

[●]

[Signature Page to Second Amended and Restated Limited Liability Company Agreement]

MELODEON LBS HOLDCO2 LP

By: Melodeon LBS GP, LLC, its general partner

By: Melodeon Capital Holdco, LLC, its sole member

By: Melodeon Capital Holdings GP, LLC, its managing member

By:
Name:
Title:

Address for Notices:

[●]

with copies (which shall not constitute Notice) to:

[●]

[Signature Page to Second Amended and Restated Limited Liability Company Agreement]

MELODEON LBS LEGACY OWNERS FUND LP

By: Melodeon LBS GP, LLC, its general partner

By: Melodeon Capital Holdco, LLC, its sole member

By: Melodeon Capital Holdings GP, LLC, its managing member

By:
Name:
Title:

Address for Notices:

[●]

with copies (which shall not constitute Notice) to:

[●]

[Signature Page to Second Amended and Restated Limited Liability Company Agreement]

APPENDIX A

PROFITS, LOSSES, TAX AND OTHER ALLOCATIONS

1.             CERTAIN DEFINITIONS. The following terms have the definitions indicated below whenever used in this Appendix or the Agreement with initial capital letters:

1.1          Adjusted Capital Account Deficit: With respect to any Unitholder, the deficit balance, if any, in such Unitholder’s Capital Account as of the end of the relevant Fiscal Year or other period, after giving effect to the following adjustments:

(A)           Credit to such Capital Account any amounts which such Unitholder is obligated to restore to the Company pursuant to Regulations § 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to Regulations § 1.704-2(g)(1) or Regulations § 1.704-2(i)(5); and

(B)           Debit to such Capital Account the items described in Regulations § 1.704-1(b)(2)(ii)(d)(4), (d)(5), and (d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

1.2          Depreciation: For each Fiscal Year, an amount equal to the U.S. federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year, except that if the Gross Asset Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, that if the U.S. federal income tax depreciation, amortization or other cost recovery deductions for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

1.3          Gross Asset Value: With respect to any asset of the Company, such asset’s adjusted basis for U.S. federal income tax purposes, except as follows:

(A)           the initial Gross Asset Value of any asset contributed by a Unitholder to the Company shall be the gross fair market value of such asset at the time of contribution determined by the Manager using such reasonable method of valuation as it may adopt;

(B)           in the reasonable discretion of the Manager, the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Manager, immediately prior to the following events:

(i)	a Capital Contribution (other than a de minimis Capital Contribution) to the Company by a new or existing Unitholder as consideration for an Interest;

(ii)	the distribution by the Company to a retiring or continuing Unitholder of more than a de minimis amount of Company assets as consideration for an Interest; and

Appendix A-1

(iii)	the liquidation of the Company within the meaning of Regulations § 1.704-1(b)(2)(ii)(g);

(C)           the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Manager, immediately prior to the grant of an Interest in the Company as consideration for the provision of services to or for the benefit of the Company by an existing Unitholder acting in a member capacity, or by a new Unitholder acting in a member capacity or in anticipation of being a Unitholder;

(D)           the Gross Asset Values of Company assets distributed to any Unitholder shall be the gross fair market values of such assets as reasonably determined by the Manager as of the date of distribution; and

(E)           at all times, Gross Asset Values shall be adjusted by any Depreciation taken into account with respect to the Company’s assets for purposes of computing Profits and Losses. Gross Asset Values shall be further adjusted to reflect adjustments to Capital Accounts pursuant to Regulations § 1.704-1(b)(2)(iv)(m) to the extent not otherwise reflected in adjustments to Gross Asset Values. Any adjustment to the Gross Asset Values of Company assets shall require an adjustment to the Unitholders’ Capital Accounts as described in Section 4.03 of this Agreement.

1.4          Nonrecourse Deductions: The nonrecourse deductions as defined in Regulations § 1.704-2(b)(1). The amount of Nonrecourse Deductions for a Fiscal Year equals the net increase, if any, in the amount of Company Minimum Gain during such Fiscal Year reduced by any distributions during such Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined according to the provisions of Regulations § 1.704-2(c) and 1.704-2(h).

1.5	Nonrecourse Liability: A liability as defined in Regulations § 1.704-2(b)(3).

1.6          Unitholder Minimum Gain: An amount, with respect to each Unitholder Nonrecourse Debt, equal to Company Minimum Gain that would result if such Unitholder Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations § 1.704-2(i)(3).

1.7          Unitholder Nonrecourse Debt: A liability as defined in Regulations § 1.704-2(b)(4).

1.8          Unitholder Nonrecourse Deductions: The member nonrecourse deductions as defined in Regulations § 1.704-2(i)(2). The amount of Unitholder Nonrecourse Deductions with respect to a Unitholder Nonrecourse Debt for a Fiscal Year equals the net increase, if any, in the amount of Unitholder Minimum Gain during such Fiscal Year attributable to such Unitholder Nonrecourse Debt, reduced by any distributions during that Fiscal Year to the Unitholder that bears the economic risk of loss for such Unitholder Nonrecourse Debt to the extent that such distributions are from the proceeds of such Unitholder Nonrecourse Debt and are allocable to an increase in Unitholder Minimum Gain attributable to such Unitholder Nonrecourse Debt, determined according to the provisions of Regulations § 1.704-2(h) and 1.704-2(i).

Appendix A-2

1.9          Company Minimum Gain: The aggregate gain, if any, that would be realized by the Company for purposes of computing Profits and Losses with respect to each Company asset if each Company asset subject to a Nonrecourse Liability were disposed of for the amount outstanding on the Nonrecourse Liability by the Company in a taxable transaction. Company Minimum Gain with respect to each Company asset shall be further determined in accordance with Regulations § 1.704-2(d) and any subsequent rule or regulation governing the determination of minimum gain. A Unitholder’s share of Company Minimum Gain at the end of any Fiscal Year shall equal the aggregate Nonrecourse Deductions allocated to such Unitholder (or its predecessors in interest) up to that time, less such Unitholder’s (and predecessor’s) aggregate share of decreases in Company Minimum Gain determined in accordance with Regulations § 1.704-2(g).

2.	ALLOCATIONS. The following provisions are incorporated in the Agreement.

2.1          Allocation of Profits and Losses. Except as otherwise provided in this Appendix A, Profits, Losses and, to the extent necessary, individual items thereof shall be allocated among the Unitholders in a manner such that the Capital Account of each Unitholder, immediately after making such allocation, is, as nearly as possible, equal proportionately to (i) the distributions that would be made to such Unitholder pursuant to Article V of this Agreement if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value, all Company liabilities were satisfied (limited with respect to each Nonrecourse Liability to the Gross Asset Value of the assets securing such liability) and the net assets of the Company were distributed in accordance with Article V to the Unitholders immediately after making such allocation, minus (ii) such Unitholder’s share of Company Minimum Gain and Unitholder Minimum Gain, computed immediately prior to the hypothetical sale of assets, minus (iii) any amounts required to be contributed by such Unitholder to the Company, minus (iv) in the case of the General Partner any Waiver Contribution Amount or Waiver Substitution Amount not yet matched with an allocation of Profits pursuant to Section 2.2 of this Appendix A; minus (or plus) (v) in the case of any Unitholder, the amount of Profit (or Loss) to be allocated to such Unitholder pursuant to Section 2.2(B) of this Appendix A. Notwithstanding the foregoing, the Manager may make such allocations as it deems necessary to give economic effect to the provisions of this Agreement, taking into account facts and circumstances as the Manager deems reasonably necessary for this purpose.

2.2          Additional Allocations.

(A)          Subject to Section 5.02(b)(i) and (ii) of this Agreement, with respect to each item of the Investment Management Fee that is subject to a Waived Fee Notice pursuant to Sections 4.08(b) and 4.08(c) of this Agreement and with respect to which the Investment Manager or its Affiliate was granted a Profits Interest, the Investment Manager or its Affiliate shall be allocated, at such time(s) as the Investment Manager shall determine, an amount of Profits equal to the items of the Investment Management Fee subject to such Waived Fee Notice.

(B)           Profits and Losses (or items thereof) shall be allocated to the Unitholders, at such times, and in the amounts necessary, as determined by the Investment Manager, to account for any adjustment to distributions pursuant to Section 5.02(b)(iii).

Appendix A-3

(C)           In the event there is a reduction in the Legacy Owner Feeder’s ownership of Common Units (or in the event the Company sets off against distributions on the Common Units owned by the Legacy Owner Feeder, and reduces such distributions by, the amount of any obligation of any Feeder Partner in the Legacy Owner Feeder to make a cash payment to the Company) in accordance with the terms of the Target Businesses Purchase Agreement, then notwithstanding any other provisions of this Agreement, the Capital Account of the Legacy Owner Feeder shall be adjusted, through special allocations of Profits or Losses (or of items of income, gain, loss, expense or deduction) or otherwise, to the extent necessary to reflect such reduction in the Legacy Owner Feeder’s ownership of such units or such reduction in distributions.

(D)           Allocations under this Section 2.2 shall take precedence over, and be made prior to, allocations under Section 2.1 of this Appendix A.

2.3           Mandatory Allocations.

(A)          Minimum Gain Chargeback. Notwithstanding any other provision of this Appendix A, if there is a net decrease in Company Minimum Gain during any Fiscal Year, then, subject to the exceptions set forth in Regulations § 1.704-2(f)(2), (3), (4) and (5), each Unitholder shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Unitholder’s share of the net decrease in Company Minimum Gain, as determined under Regulations § 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Unitholder pursuant thereto. The items to be so allocated shall be determined in such section of the Regulations in accordance with Regulations § 1.704-2(f). This Section 2.3(A) is intended to comply with the minimum gain chargeback requirements in Regulations § 1.704-2(f) and shall be interpreted consistently therewith.

(B)          Unitholder Minimum Gain Chargeback. Notwithstanding any other provision of this Appendix A except Section 2.3(A), if there is a net decrease in Unitholder Minimum Gain attributable to a Unitholder Nonrecourse Debt during any Fiscal Year, then, subject to the exceptions set forth in Regulations § 1.704-2(i)(4), each Unitholder who has a share of the Unitholder Minimum Gain attributable to such Unitholder Nonrecourse Debt, determined in accordance with Regulations § 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Unitholder’s share of the net decrease in Unitholder Minimum Gain attributable to such Unitholder Nonrecourse Debt, determined in accordance with Regulations § 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Unitholder pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations § 1.704-2(i)(4). This Section 2.3(B) is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith.

Appendix A-4

(C)           No Excess Deficit. To the extent that any Unitholder has or would have, as a result of an allocation of Loss (or item thereof), an Adjusted Capital Account Deficit, such amount of Loss (or item thereof) shall be allocated to the other Unitholders in accordance with Section 2.1 of this Appendix A, but in a manner which will not produce an Adjusted Capital Account Deficit as to such Unitholders. To the extent such allocation would result in all Unitholders having Adjusted Capital Account Deficits, such Loss shall be allocated without regard to this Section 2.3(C).

(D)           Qualified Income Offset. Notwithstanding any other provision of this Appendix A, except Sections 2.3(A) and 2.3(B), in the event any Unitholder receives any adjustments, allocations or distributions described in Regulations § 1.704-1(b)(2)(ii)(d)(4), (5), or (6), that cause or increase an Adjusted Capital Account Deficit of such Unitholder, items of Company income and gain shall be specially allocated to such Unitholder in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Unitholder as quickly as possible.

(E)           Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated to the Unitholders in accordance with their respective Percentage Interests for such Fiscal Year.

(F)           Unitholder Nonrecourse Deductions. Any Unitholder Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Unitholder who bears the economic risk of loss with respect to the Unitholder Nonrecourse Debt to which such Unitholder Nonrecourse Deductions are attributable in accordance with Regulations § 1.704-2(i)(1).

(G)           Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code § 734(b) or 743(b) is required, pursuant to Regulations § 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Unitholders in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

Each Unitholder hereby agrees to provide the Company with all information necessary to give effect to an election made under Code § 754 if the Manager determines to make such an election; provided, however, that the cost associated with such an election shall be borne by the Company as a whole. With respect to such election:

(i)	Any change in the amount of the depreciation deducted by the Company and any change in the gain or loss of the Company, for U.S. federal income tax purposes, resulting from an adjustment pursuant to Code § 743(b) shall be allocated entirely to the transferee of the Interest or portion thereof so transferred. Neither the Capital Contribution obligations of, nor the Interest of, nor the amount of any cash distributions to, the Unitholders shall be affected as a result of such election, and except as provided in Regulations § 1.704-1(b)(2)(iv)(m), the making of such election shall have no effect except for U.S. federal and (if applicable) state and local income tax purpose,

Appendix A-5

(ii)	Solely for U.S. federal and, if applicable, state and local income tax purposes and not for the purpose of maintaining the Unitholders’ Capital Accounts (except as provided in Regulations § 1.704-1(b)(2)(iv)(m)), the Company shall keep a written record for those assets, the bases of which are adjusted as a result of such election, and the amount at which such assets are carried on such record shall be debited (in the case of an increase in basis) or credited (in the case of a decrease in basis) by the amount of such basis adjustment. Any change in the amount of the depreciation deducted by the Company and any change in the gain or loss of the Company, for U.S. federal and (if applicable) state and local income tax purposes, attributable to the basis adjustment made as a result of such election shall be debited or credited, as the case may be, on such record.

(H)           Curative Allocations. The allocations set forth in Sections 2.3(A) through (G) above (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations § 1.704-1(b). The Regulatory Allocations shall be taken into account for the purpose of equitably adjusting subsequent allocations of Profits and Losses, and items of income, gain, loss, and deduction among the Unitholders so that, to the extent possible, the net amount of such allocations of Profits and Losses and other items to each Unitholder shall be equal to the net amount that would have been allocated to each such Unitholder if the Regulatory Allocations had not occurred.

(I)             Nonrecourse Debt Distribution. To the extent permitted by Regulations § 1.704-2(h)(3) and 1.704-2(i)(6), the Manager shall endeavor to treat distributions as having been made from the proceeds of Nonrecourse Liabilities or Unitholder Nonrecourse Debt only to the extent that such distributions would cause or increase a deficit balance in any Unitholder’s Capital Account that exceeds the amount such Unitholder is otherwise obligated to restore (within the meaning of Regulations § 1.704-1(b)(ii)(c)) as of the end of the Company’s taxable year in which the distribution occurs.

2.4          Allocations for Tax Purposes.

(A)           Except as otherwise provided in this Section 2.4, for U.S. federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Unitholders in the same manner as its correlative item of Profits or Losses is allocated pursuant to Sections 2.1 and 2.3 of this Appendix A.

(B)           In accordance with Section 704(b) and (c) of the Code and the Regulations thereunder, income, gain, loss and deduction with respect to any assets contributed to the capital of the Company shall, solely for U.S. federal income tax purposes, be allocated among the Unitholders so as to take into account any variations between the adjusted bases of such assets to the Company for U.S. federal income tax purposes and the initial Gross Asset Value of such assets. If the Gross Asset Value of any Company asset is adjusted as described in the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for U.S. federal income tax purposes and the Gross Asset Value of such asset in the manner prescribed under Section 704(b) and (c) of the Code and the Regulations thereunder. In furtherance of the foregoing, the Company shall employ any reasonable method selected by the Manager.

Appendix A-6

(C)            If the Company makes in kind (i.e., non cash) distributions pursuant to Section 5.02 of this Agreement, and a Unitholder requests not to receive an in kind distribution and the Company honors that request, then, for U.S. federal income tax purposes only, taxable gain and taxable loss resulting from the sale or other disposition by the Company of such in kind assets will be specially allocated to such requesting Unitholder so that, to the extent possible, Unitholders who elect to receive cash or other proceeds from such disposition rather than in kind distributions will be allocated taxable gain and loss equal to the amount of taxable gain and loss they would have been allocated if all Company assets were sold for cash and no in kind distributions were made and Unitholders who receive only in kind distributions will be allocated no taxable gain or loss.

2.5           Allocations to Transferred Interests. Profits and Losses allocable to an Interest assigned or reissued during a Fiscal Year shall be allocated to each Person who was the holder of such Interest during such Fiscal Year, in proportion to the number of days that each such holder was recognized as the owner of such Interest during such Fiscal Year or by an interim closing of the books or in any other proportion permitted by the Code and selected by the Manager in accordance with this Agreement, without regard to the results of Company operations or the date, amount or recipient of any distributions which may have been made with respect to such Interest.

Appendix A-7